As filed with the Securities and Exchange Commission on June 28, 2016

Registration No. 333-211460

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DUO WORLD, INC.

(Exact name of registrant as specified in its charter)

Nevada	7380	35-2517572
(State of Incorporation) or	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

170 S. Green Valley Parkway, Suite 300

Henderson, Nevada 89012

Telephone (870) 505-6540

(Address and telephone number of principal executive offices and principal place of business)

Muhunthan Canagasooryam, President

c/o Duo Software (Pvt.) Ltd.

No. 403 Galle Road

Colombo 03, Sri Lanka

Telephone + (94) 112 375 000

muhunthan@duoworld.com

(Name, address and telephone number of agent for service)

Copy to:

David E. Wise, Esq.

Attorney at Law

WiseLaw, P.C.

The Colonnade

9901 IH-10 West, Suite 800

San Antonio, Texas 78230

Telephone (210) 558-2858

Fax (210) 579-1775

wiselaw@verizon.net

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accredited filer, or a smaller reporting company:

Large accelerated filer [  ]               Accelerated filer [  ]               Non-accelerated filer [  ]               Smaller reporting company [X]

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock,	8,567,467	$1.00	$8,567,467	$862.75
$.001 par value	Shares
Totals	8,567,467	$1.00	$8,567,467	$862.75
	Shares

(1)	Represents shares of common stock offered for resale by shareholders of record beginning when this Registration Statement becomes effective.

(2)	This price was arbitrarily determined by us.

(3)	Estimated solely for the purpose of calculating the registration fee under Rule 457(0) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED __________, 2016

PROSPECTUS

Duo World Inc.

8,567,467 Shares of Common Stock

Duo World, Inc. is registering an aggregate of 8,567,467 shares of our common stock to be sold, from time to time, by one or more of the selling shareholders, none of whom is an officer or director of Duo World, Inc. The selling shareholders may only offer and sell, from time to time, common stock using this prospectus in transactions at a fixed offering price of $1.00 per share until a trading market develops in our common stock, at which time the selling shareholders may sell shares at prevailing market prices, which may vary, or they may sell shares at privately negotiated prices. The proceeds from the sale of the selling shareholders’ shares will go directly to the selling shareholders and will not be available to us.

The selling shareholders and any broker/dealer executing sell orders on behalf of the selling shareholders are “underwriters” within the meaning of the Securities Act of 1933, as amended.

Currently, no public market exists for our common stock. We will seek to have a market maker publish quotations for our common stock on the OTC Bulletin Board (“OTCBB”), which is maintained by the Financial Institutions National Regulatory Authority. However, we have no agreement or understanding with any potential market maker to do so. We cannot assure you that a public market for our common stock will develop. Ownership of our common stock is likely to be an illiquid investment.

Investing in our common stock involves a high degree of risk. We urge you to read the “Risk Factors” beginning on page 4.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. Please refer to our discussions under “Prospectus Summary” on page 1 and “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

__________________, 2016

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

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GENERAL

As used in this prospectus, references to “Duo World,” “company,” “we,” “our,” “ours” and “us” refer to Duo World, Inc., a Nevada corporation, and our subsidiaries, unless the context otherwise requires. In addition, any references to “financial statements” are to our financial statements contained herein, except as the context otherwise requires and any references to “fiscal year” refers to our fiscal year ending March 31. Unless otherwise indicated, the terms “Common Stock,” “common stock” and “shares” refer to shares of our $.001 par value, common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the detailed information contained under the heading “Risk Factors,” the financial statements and the accompanying notes to those financial statements included elsewhere in this prospectus.

THE COMPANY

Overview

Duo World, Inc. is an information technology and software solutions company, focused on bringing value to its clients through every customer interaction. Duo World specializes in subscription management and billing solutions, and customer lifecycle management solutions. Duo World’s business model allows us to deliver consistent, quality service, at a scale and in the geographies that meet our clients’ business needs. We leverage our breadth and depth of capabilities to help companies create quality customer experiences across multiple channels, while increasing revenue and reducing their cost to serve their customers.

Duo World was formed as a Nevada corporation in 2014 for the purpose of acquiring (i) Duo Software (Pvt.) Limited, a Sri Lankan company, from Mr. Muhunthan Canagasooryam, Duo World’s President and founder, in exchange for 28,000,000 shares of our Common Stock and 5,000,000 shares of our Series A Preferred Stock; and (ii) Duo Software (Pte.) Limited, a Singaporean company, from Ms. Koshala Nishaharan, in exchange for 2,000,000 shares of our Common Stock. The acquisition of Duo Software (Pte.) Limited also included that company’s wholly-owned subsidiary, Duo Software India (Private) Limited, an Indian company. These acquisitions were accomplished as of December 3, 2014.

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Our Business and Products

We are an information technology and software solutions company. As a result of the acquisitions described above, we specialize in subscription management and billing solutions (“SMBS”) and customer lifecycle management solutions (“CLM”). We cater our products to organizations with small to large-scale operations in diverse industries and support subscription management, recurring billing, invoicing, customer life cycle management and contact (call) center operations.

Our SMBS solution caters to clients across industries such as local newspaper distributors and car rental companies, who have a small subscription bases, and also to large telecom operators, who have large subscriber bases. It is a scalable and reliable system with the ability to scale up or down to satisfy our client’s needs.

Previously, Duo Software Sri Lanka commercially launched two enterprise software applications known as DuoSubscribe Version 4.9 (SMBS) and DuoCLM Version 4.9 (CLM). Since their releases, these products have been marketed mainly in the South East Asian region (India, Maldives, Nepal, Sri Lanka and the Middle East) to companies in the banking, retail, Pay TV , telecommunications and airlines industries and business process outsourcing partners.

DuoSubscribe, specializes in invoicing customers on a monthly/recurring basis and managing the services of the customer. DuoSubscribe is currently offered as an enterprise or on premises solution. We intend to offer a significantly enhanced model of DuoSubscribe, called CloudCharge, as a cloud based, Software-as-a-Service (“SaaS”) solution, by October 2016.

DuoCLM, is designed to manage the entire customer life cycle from the initial contact point with a customer to after sales support. DuoCLM is currently offered as an enterprise or on premises solution to large organizations that have dedicated customer support/call centers to maintain their customer relationships. We intend to offer a significantly enhanced model of DuoCLM, called FaceTone, as a cloud based (“SaaS”) solution, on or about October 1, 2016.

We will be commercially launching some additional products (CloudCharge, CloudCharge-Pay TV, FaceTone, Veery, DigIn and SmoothFlow) on or about October 1, 2016.

Most of our product development, research and development, global support center, project management, business process and implementation, finance and treasury and human resource management functions are conducted and managed through Duo Software Sri Lanka.

Duo Software Singapore was established primarily for the purpose of marketing of our enterprise versions DuoSubscribe and DuoCLM. Duo Software Singapore has been highly instrumental in generating successful sales leads through its presence at trade exhibitions and in following up sales leads.

Duo Software India was established for the purposes of having a dedicated sales team in India to promote and support our enterprise versions of DuoSubscribe and DuoCLM, which we developed for the robust Pay TV and subscription industry in India. India is the world’s second most populated country and has a large number of Pay TV operators in the subscription economy in India.

Duo Software India has been successful in penetrating the Pay TV industry, and enterprise versions of DuoSubscribe and DuoCLM are being employed as the operation platform by some of the dominant Pay TV operators in New Delhi, and Kolkata, India.

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Where You Can Find Us

Our principal executive offices in the United States are located at 170 S. Green Valley Parkway, Suite 300, Henderson, Nevada 89012. Our telephone number is (870) 505-6540. Our primary overseas offices are located at c/o Duo Software (Pvt.) Ltd., No. 403 Galle Road, Colombo 03, Sri Lanka. Our overseas telephone number is + (94) 112 375 000.

EMERGING GROWTH COMPANY STATUS

We are an “emerging growth company,” as defined in the JOBS Act. For so long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:

*	The last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

*	The last day of the fiscal year following the fifth anniversary of the completion of this offering;

*	The date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and

*	The date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934 (“Exchange Act”). We will qualify as a large accelerated filer as of the first day of the fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the decision to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. Please refer to our discussion under “Risk Factors” of the effect on our financial statements of such election.

THE OFFERING

Securities Being Offered	Up to 8,567,467 shares of Common Stock.

Initial Offering Price	The selling shareholders will sell our shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board or Pink Sheets and thereafter at prevailing market prices or privately negotiated prices. This price was arbitrarily determined by our board of directors and may not be indicative of the real value of a share of our Common Stock.

Terms of the Offering	The selling shareholders will determine when and how they will sell their Common Stock offered in this prospectus.

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Termination of the Offering	The offering will conclude when all of the 8,567,467 shares of Common Stock have been sold or we, in our sole discretion, decide to terminate the registration of the shares. We may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933, as amended. We also may terminate the offering for no reason whatsoever.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 4.

Common Stock Issued and Outstanding Before Offering	38,567,467 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by the selling shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

RISK FACTORS

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and all of the information contained in this prospectus before deciding whether or not to purchase our common stock. The risks and uncertainties described below are those that our management currently believes may significantly affect us. If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed and investors in our common stock could lose part or all of their investment in our shares. The numbers preceding the risk factors below are for ease of reference only and are not intended as a ranking of the importance or significance of such risk factors.

PLEASE CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

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Risks Related to Our Business

1.	We do not have an independent audit or compensation committee, the absence of which could lead to conflicts of interest of our officers and directors and work as a detriment to our shareholders.

We do not have an independent audit or compensation committee. The absence of an independent audit and compensation committee could lead to conflicts of interest of our officers and directors, which could work as a detriment to our shareholders.

2.	The markets in which we operate include a large number of service providers and are highly competitive.

Many of our competitors are expanding the services they offer in an attempt to gain additional business. In addition, new competitors, alliances among competitors or competitors’ mergers could result in significant market share gain. Some of our competitors may have or develop a lower cost structure, adopt more aggressive pricing policies or provide services that gain greater market acceptance than the services that we offer or develop. Large and well-capitalized competitors may be able to better respond to the need for technological changes faster, price their services more aggressively, compete for skilled professionals, finance acquisitions, fund internal growth and compete for market share. Our clients routinely negotiate for better pricing, and in order to respond to increased competition and pricing pressure, we may be required to lower our pricing structure, which would have an adverse effect on our revenues and profit margin.

3.	We are an “emerging growth company” and any decision on our part to comply only with certain reduced disclosure requirements applicable to “emerging growth companies” could make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for so long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirement of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may remain an “emerging growth company” (i) for up to five full fiscal years following our initial public offering or until the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer,” as defined in Rule 12b-2 of the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

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In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided by Section 7(a)(2)(B) of the Securities Act of 1933, as amended for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to opt in to the extended transition period for complying with the revised accounting standards.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result of our reduced disclosures, there may be less active trading in our common stock (assuming a market ever develops) and our stock price may be more volatile.

Under the JOBS Act, “emerging growth companies” can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

4.	Because we have elected to defer compliance with new or revised accounting standards, our financial statement disclosure may not be comparable to similar companies.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

5.	Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

6.	Our ability to achieve significant revenue will depend on our ability to establish effective sales and marketing capabilities.

Our success is dependent upon our ability to effectively and profitably market and sell our services. If we fail to establish sufficient marketing and sales forces, our ability to enter new or existing markets will be impaired. Our inability to effectively enter these markets would materially and adversely affect our ability to generate significant revenues.

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7.	If we are unable to hire or retain qualified personnel in certain areas of our business, then our ability to execute our business plans in those areas could be impaired and revenues could decrease.

We employ approximately 125 employees worldwide. At times, we have experienced difficulties in hiring personnel with the desired levels of training and experience. Additionally, quality service depends on our ability to retain employees and control personnel turnover. Any increase in the employee turnover rate could increase recruiting and training costs and could decrease operating effectiveness and productivity. We may not be able to continue to hire, train and retain a significant number of qualified personnel to adequately staff new client projects or expand existing ones.

8.	We depend heavily on our management team and the loss of any of our executive officers could significantly weaken our management expertise and ability to run our business.

Our business strategy and success is dependent on the skills and knowledge of our management team and consultants. As of the date of this prospectus, Muhunthan Canagasooryam is our President and Chief Executive Officer, Suzannah Jennifer Samuel Perera is our Chief Financial Officer and Riad Ameen is our Legal Director. The loss of services of Muhunthan Canagasooryam, Suzannah Jennifer Samuel Perera or Riad Ameen could weaken significantly our management expertise and our ability to efficiently run our business. We do not maintain key man life insurance policies on any of our officers.

9.	Because our officers and directors reside outside of the United States, it may be difficult for an investor to enforce any right based on United States Federal Securities Laws or state securities laws against the Company and/or any of our officers or directors, or to enforce a judgment rendered by a court in the United States against the Company or any of our officers or directors.

None of our officers or directors is a resident of the United States. Therefore, it may be difficult to effect service of process on any of our officers or directors in the United States, and it may be difficult to enforce any judgment rendered by a court in the United States against the Company or any of our officers or directors. As a result, it may be difficult or impossible for an investor to bring an action against our officers or directors in the event that an investor believes that such investor’s rights have been infringed upon under the securities laws of the United States or under any state securities laws, or otherwise. Even if an investor is successful in bringing an action of this kind, the courts of other countries may rule that the investor is unable to enforce a judgment against the assets of the Company located outside the territorial limits of the United States or the assets of the officers or directors located outside the territorial limits of the United States. As a result, our shareholders may have more difficulty in protecting their interests and investments in the Company through actions against our management, directors or officers, compared to shareholders of a corporation doing business and a corporation and its officers and directors maintaining assets in, and residing in, the United States.

10.	If our clients are not successful, or the trend towards outsourcing does not continue, the amount of business that our clients outsource and the prices that they are willing to pay for such services may diminish and could adversely affect our business.

Our revenues depend on the success of our clients. If our clients or their specific programs are not successful, then the amount of business that they outsource may be diminished. There can be no assurance that the level of revenues generated by such clients will meet expectations. A reduction in the amount of business we receive from our clients could result in stranded capacity and costs. In addition, we may face pricing pressure from our clients, which could negatively affect our operating results.

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Growth of our revenues depends, in large part, on the trend toward outsourcing. Outsourcing involves companies contracting with a third party, such as Duo World, to provide customer management services, customer lifecycle management solutions and subscription management and billing solutions rather than performing such services in-house. There can be no assurance that this trend will continue, as organizations may elect to perform such services in-house. A significant change in this trend could have a material adverse effect on our financial condition and results of operations.

11.	A large portion of our revenue is generated from a limited number of clients, and the loss of significant work from one or more of our clients could adversely affect our business.

Our four (4) largest clients collectively represented 79% of our revenues for the fiscal year ended March 31, 2016 and our five (5) largest clients represented 77% of our revenues for the fiscal year ended March 31, 2015. While we typically have multiple work orders and/or contracts with our largest customers, which would not all terminate at the same time, the loss of one or more of the larger work orders or contracts with one of our largest customers could adversely affect our business, results of operations and financial condition, if the lost revenues were not replaced with profitable revenues from that client or other clients.

12.	We process, transmit and store personally identifiable information and unauthorized access to, or the unintended release of, this information could result in a claim for damages or loss of business and create unfavorable publicity.

We process, transmit and store personally identifiable information, both in our role as a service provider and as an employer. This information may include social security numbers or other foreign tax identification numbers, financial and health information, as well as personal information. As a result, we are subject to certain contractual terms, as well as federal, state and foreign laws and regulations designed to protect personally identifiable information. While we take measures to protect the security and privacy of this information and to prevent unauthorized access, it is possible that our security controls over personal data and other practices we follow may not prevent the improper access to or disclosure of personally identifiable information. If any person, including any of our employees, negligently disregards or intentionally breaches our established controls with respect to such data or otherwise mismanages or misappropriates that data, we could be subject to monetary damages, fines and/or criminal prosecution.

13.	Interruption of our data centers and contact centers could have a materially adverse effect on our business.

In the event that we experience a temporary or permanent interruption at one or more of our data centers or contact centers or to cloud storage where we also store data and codes, through natural disaster, casualty, operating malfunction, cyber-attack, sabotage or other causes, we may be unable to provide the data services we are contractually obligated to deliver. This could result in us being required to pay contractual damages to some clients or to allow some clients to terminate or renegotiate their contracts. Notwithstanding disaster recovery and business continuity plans and precautions instituted to protect our clients and us from events that could interrupt delivery of services (including property and business interruption insurance that we may maintain or procure in the future), there is no guarantee that such interruptions would not result in a prolonged interruption in our ability to provide support services to our clients or that such precautions would adequately compensate us for any losses we may incur as a result of such interruptions.

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14.	Our ability to deliver our services is at risk if the technology and network equipment we rely upon is not maintained or upgraded on a timely basis.

Technology is a critical foundation in our service delivery. We utilize and deploy internally developed and third party software solutions across various hardware environments. We operate an extensive internal voice and data network that links our global sites together in a multi-hub model that enables the rerouting of traffic. Also, we rely on multiple public communication channels for connectivity to our clients. Our clients are highly dependent upon the high availability and uncompromised security of our systems. These systems are subject to risk of an extended interruption or outage due to many factors, such as system failures, acts of nature and intentional unauthorized attacks from third parties. Accordingly, maintenance of, and investment in, these foundational components are critical to our success. If the reliability of our technology or network operations falls below required service levels, or a systemic fault affects the organization broadly, we may be obligated to pay performance penalties to our clients, and our business from existing and potential clients may be jeopardized and cause our revenue and cash flow to decrease.

15.	We may not be able to predict our future tax liabilities. If we become subject to increased levels of taxation or if tax contingencies are resolved adversely, our results of operations and financial condition could be adversely affected.

Due to the international nature of our operations, we are subject to the complex and varying tax laws and rules of several foreign jurisdictions. We may not be able to predict the amount of future tax liabilities to which we may become subject due to some of these complexities if our positions are challenged by local tax authorities. Any increase in the amount of taxation incurred as a result of challenges to our tax filing positions or due to legislative or regulatory changes could result in a material adverse effect on our business, results of operations and financial condition. We are subject to tax audits, including issues related to transfer pricing, in the United States and other jurisdictions. We have material tax-related contingent liabilities that are difficult to predict or quantify. While we believe that our current tax provisions are reasonable and appropriate, we cannot be assured that these items will be settled for the amounts accrued or that additional exposures will not be identified in the future or that additional tax reserves will not be provided for any such exposure.

16.	Our business performance and growth plans may be negatively affected if we are unable to effectively manage changes in the application and use of our technology.

The use of technology in our industry has and will continue to rapidly increase. Our future success depends, in part, upon our ability to develop and implement technology solutions that anticipate and keep pace with continuing changes in technology, industry standards and client preferences. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis, and our ideas may not be accepted in the marketplace. Additionally, the effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses. If we cannot offer new technologies as quickly as our competitors or if our competitors develop more cost-effective technologies, it could have a material adverse effect on our ability to obtain and complete customer engagements. Also, if customer preferences for technology disproportionately outpace other interaction preferences, it could have a material adverse impact on our revenue profile and growth plans.

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17.	Defects or errors with our software could adversely affect our business.

Design defects or software errors may delay software introductions or reduce the satisfaction level of clients and may have a materially adverse effect on our business and results of operations. Our software is highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and/or correct. Because both our clients and we use our software to perform critical business functions, design defects, software errors or other potential problems within or outside of our control may arise from the use of our software. It may also result in financial or other damages to our clients, for which we may be held responsible. Although our license and other agreements with our clients may often contain provisions designed to limit our exposure to potential claims and liabilities arising from client problems, these provisions may not effectively protect us against such claims in all cases and in all jurisdictions. Claims and liabilities arising from client problems could result in monetary damages to us and could cause damage to our reputation, adversely affecting our business, results of operations and financial condition.

18.	If we do not effectively manage our capacity, our results of operations could be adversely affected.

Our ability to profit from the global trend toward outsourcing depends largely on how effectively we manage our contact center capacity. In order to create the additional capacity necessary to accommodate new or expanded outsourcing projects, we may need to open new contact centers. The opening or expansion of a contact center may result, at least in the short-term, in idle capacity until we fully implement the new or expanded program. We may also experience short-term and/or long-term fluctuations in client demand for services performed in one or more of our contact centers. Short-term downward fluctuations may result in less than optimal site utilization for a period of time. Longer-term downward fluctuations may result in site closures. As a result, we may not achieve or maintain targeted site utilization levels, or site utilization levels may decrease over certain periods and our revenues and profitability may suffer as a result

19.	Client consolidation could result in a loss of clients and adversely affect our business.

We serve clients in industries that have experienced a significant level of consolidation. We cannot assure investors that additional consolidations will not incur in which our clients acquire additional businesses or are acquired themselves. Such consolidations may result in the termination of an existing client contract, which could have an adverse effect on our business, results of operations and financial condition.

20.	If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. We will strive to adopt and implement effective internal controls and maintain the effectiveness of our internal controls in the future; however, we cannot guarantee that our internal controls will be effective. As a result, current and potential shareholders could lose confidence in our financial reporting, which could harm our business and the trading price of our common stock.

21.	Our intellectual property rights are valuable and any inability to protect them could reduce the value of our brand and our business.

Our trade secrets, copyrights and our other intellectual property rights are important assets for us. There are events that are outside of our control that pose a threat to our intellectual property rights. Also, the efforts we have taken to protect our propriety rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights could be expensive and time consuming.

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22.	Our shareholders may be diluted significantly through our efforts to obtain financing, fund our operations and satisfy our obligations through issuance of additional shares of our common stock.

We have no committed source of financing. We will likely have to issue additional shares of our common stock to fund our operations and to implement our plan of operation. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the 51,432,533 authorized, but unissued, shares of our common stock. Future issuances of shares of our common stock will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value and that dilution may be material.

23.	The marketability and profitability of our services is subject to unknown economic conditions, which could significantly impact our business, financial condition, the marketability of our services and our profitability.

The marketability and profitability of our services may be adversely affected by local, regional, national and international economic conditions beyond our control and/or the control of our management, which could significantly impact our business, financial condition, the marketability of our services and our ability to earn a profit. Favorable changes may not necessarily enhance the marketability of our services or our profitability.

24.	We are vulnerable to the current economic crisis which may negatively affect our profitability.

The Subscription Management & Billing and Customer Lifecycle Management businesses are generally affected by a number of factors including general economic conditions, inflation, interest rates, tax rates, and consumer confidence, generally, all of which are beyond our control. We are currently in a severe worldwide economic recession. Runaway deficit spending by the United States government and other countries further exacerbates the United States and worldwide economic climate and may delay or possibly deepen the current recession. Currently, a lot of economic indicators suggest major currency devaluations, higher inflation in some parts of the world and possible deflation in others, dwindling consumer confidence and substantially higher taxes. In addition, sudden disruptions in business conditions as a result of a terrorist attack similar to the events of September 11, 2001 in the United States, the November 2015 Paris attacks and the March 2016 Brussels attacks, including further attacks, retaliation and the threat of further attacks or retaliation, war, adverse weather conditions or other natural disasters, such as Hurricane Katrina, pandemic situations or large scale power outages can have a short term or, sometimes, long term impact on spending.

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Risks Related to an Investment in Our Securities

25.	Because one of our shareholders owns 28,000,000 shares of our common stock and 5,000,000 shares of our Series “A” Preferred Stock, he will be able to exert significant influence over corporate decisions that may be disadvantageous to our minority shareholders.

Our President and Chief Executive Officer, Muhunthan Canagasooryam, currently owns 28,000,000 shares of our Common Stock and 5,000,000 shares of our Series “A” Preferred Stock, which allows him to cast controlling votes on any and all matters submitted to our shareholders for a vote. As a result of his ownership position, Mr. Canagasooryam will be able to elect all of our directors and control the vote on any matter brought before a meeting of our shareholders. Such control by Mr. Canagasooryam could be disadvantageous to our minority shareholders, who would have little say in the election of our directors and in any acquisition or merger transaction in which we may become involved.

26.	Our common stock is not currently traded on any stock exchange or quoted on the Over-the-Counter Bulletin Board or the Pink Sheets. When and if traded, our common stock will likely be considered to be a “penny stock” and, as such, the market for our common stock may be limited by certain SEC rules applicable to penny stocks.

Our common stock is not currently traded on any stock exchange or quoted on the Over-the-Counter Bulletin Board or the Pink Sheets. When and if traded, our common stock will likely be considered to be a “penny stock” and, as such, the market for our common stock may be limited by certain SEC rules applicable to penny stocks. As long as the price of our common stock remains below $5.00 per share, our shares of common stock are likely to be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stocks to persons other than established customers and accredited investors (generally, an institution with assets in excess of $5,000,000 or an individual with a net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices of penny stocks and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations make it more difficult for brokers to sell shares of our common stock and limit the liquidity of our shares.

27.	FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA’) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, which may limit your ability to buy and sell our stock.

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28.	Our officers and director have limited or no experience in public company accounting or in managing a public company that is required to establish and maintain disclosure control and procedures and internal control over financial reporting.

We have never operated as a public company. Our officers and director have limited or no experience in public company accounting and limited or no experience in managing a public company and, as such, may not be capable of establishing and maintaining disclosure controls and procedures and internal control over financial reporting as required by various rules and regulations of the Securities and Exchange Commission. Unless the Company brings on additional personnel who are experienced in public company accounting and in managing a public company, we may not be able to function successfully as a public company. As a result, your investment in our common stock may be materially adversely affected.

29.	Our compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on either an automated quotation system or a registered exchange, any system or stock exchange rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses estimated to be between $60,000 and $75,000 per year and a diversion of management time and attention from revenue-generating activities to compliance and disclosure activities. This could have an adverse impact on our operations.

30.	Trading in our securities could be subject to extreme price fluctuations that could adversely affect your investment.

Historically speaking, the market prices for securities of small publicly traded companies have been highly volatile. Publicized events and announcements may have a significant impact on the market price of our common stock.

In addition, the stock market from time to time experiences extreme price and volume fluctuations that particularly affect the market prices for small publicly traded companies and which are often unrelated to the operating performance of the affected companies.

31.	We do not expect to pay dividends for the foreseeable future.

We will use any earnings generated from our operations to finance our business and will not pay any cash dividends to our shareholders in the foreseeable future.

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32.	We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required, beginning with our next annual report on Form 10-K (that will be due on or about June 29, 2017), to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of such fiscal years.

We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees. We have not yet begun our assessment of the effectiveness of our internal control over financial reporting and expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements. Further, implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take a significant amount of time to complete. Also, during the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.

In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to insure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information and the trading price of our common stock, if a market ever develops, could drop significantly.

33.	We will be subject to the periodic reporting requirements of the Securities Exchange Act of 1934 which will require us to incur audit fees and legal fees in connection with the preparation of such reports. These costs could reduce or eliminate our ability to earn a profit.

We will be required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. In order to comply with these regulations, our independent registered public accounting firm must review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel has to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because of factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major effect on the amount of time to be spent by our auditors and attorneys.

However, the incurrence of such costs will obviously be an expense to our future operations and could have a negative effect on our ability to meet our overhead requirements and earn a profit. We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information and the trading price of our common stock could drop significantly.

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34.	Our amended articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability, which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefits of officers and/or directors.

Our articles of incorporation and applicable Nevada laws provide for the indemnification of our directors, officers, employees and agents under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees or agents, upon such person’s written promise to repay us, therefore, even if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we may be unable to recoup.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under federal securities laws is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question of whether indemnification by us is against public policy as expressed by the Securities and Exchange Commission and will be governed by the final adjudication of such issue. The legal process relating to this matter, if it were to occur, is likely to be very costly and may result is us receiving negative publicity, either of which factors is likely to materially reduce the market price for our shares, if such a market ever develops.

35.	There are risks associated with forward-looking statements

This prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” in this prospectus, as well as in this prospectus, generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus, generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will, in fact, occur.

For all of the foregoing reasons and other reasons set forth herein, an investment in our securities in any market that may develop in the future will involve a high degree of risk.

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CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause Duo World’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward- looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to confirm our prior statements to actual results.

Further, this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Such statements include, without limitation, all statements as to expectation or belief and statements as to our future results of operations, the progress of any product development, the need for, and timing of, additional capital and capital expenditures, partnering prospects, the protection of and the need for additional intellectual property rights, effects of regulations, the need for additional facilities and potential market opportunities.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the common stock offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. federal, state and any applicable foreign tax consequences relating to their investment in our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders. We have agreed to bear the expenses relating to the registration of the common stock for the selling shareholders.

DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of Common Stock was arbitrarily determined and does not necessarily bear any relationship to our book value, assets, operating results, financial condition or any other established criteria of value.

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The selling shareholders will sell the shares offered at $1.00 per share until our shares are quoted on the OTC Bulletin Board or the Pink Sheets and thereafter at prevailing market prices or privately negotiated prices. Our board of directors determined the $1.00 per share offering price based upon a $.25 premium to the price of the last sale of our Common Stock to investors. There is no assurance of when, if ever, our Common Stock will be listed on an exchange or quoted on the OTC Bulletin Board.

DILUTION

The Common Stock to be sold by the selling shareholders in this offering is Common Stock that is currently issued and outstanding. Accordingly, this offering will not result in dilution to our existing shareholders.

SELLING SHAREHOLDERS

The selling shareholders acquired or purchased their Common Stock in a private offering. The shares offered by this prospectus may be offered from time to time by the selling shareholders listed in the following table. Each selling shareholder will determine the number of shares to be sold and the timing for the sales. Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of their shares. Because the selling shareholders may offer all, some or none of their shares, no definitive estimate as to the number of shares thereof that will be held by the selling shareholders after such offering can be provided, and the following table has been prepared on the assumption that all shares of the Common Stock offered under this prospectus will ultimately be sold. None of the selling shareholders are FINRA registered broker-dealers or affiliates of FINRA broker-dealers. No selling shareholder is an officer or director of the Company.

The Company will file a prospectus supplement to name successors to any named selling shareholders who are able to use this prospectus to resell their securities.

Name	Shares Owned Prior to This Offering (1)	Total Shares to be Offered for Selling Shareholder Account	Total Shares to be owned After This Offering (2)		Percentage owned Upon Completion of This Offering

Spearfish Capital Group Limited (6)	3,840,000	3,840,000	-0-	(3)	0	%(3)
Kasim, Nader	240,000	240,000	-0-		0%
Kasim, Ronya	200,000	200,000	-0-		0%
Siburn, Harry James	40,000	40,000	-0-		0%
Johnson, Magnus Harald	10,000	10,000	-0-		0%
Fasulo, Fabrizio	10,000	10,000	-0-		0%
Watkins, Giles Anthony Wynn	10,000	10,000	-0-		0%
Ranasinghe, Mohottallage Nihal	10,000	10,000	-0-		0%
Failla, Giovanni	10,000	10,000	-0-		0%
Ramchandani, Ramesh Khubo	10,000	10,000	-0-		0%
Vaswani, Manju Laxman	40,000	40,000	-0-		0%
Vaswani, Vinay Laxman	20,000	20,000	-0-		0%
Ramchandani, Ranjiv Ramesh	100,000	100,000	-0-		0%
Anverally Akberally, Murthaza	50,000	50,000	-0-		0%
Watagedara Arachchige,
Jayantha Sisira Kumara	10,000	10,000	-0-		0%
Salehbhai, Aliasgar	200,000	200,000	-0-		0%
Jayalath Thanthirige,
Aravinda Jayalath	10,000	10,000	-0-		0%
Amerasinghe, Sharanya Lahiru	10,000	10,000	-0-		0%
Wijesinghe, Mudiyanselage Krishan	10,000	10,000	-0-		0%
Dewapura, Imosh Madushanka	10,000	10,000	-0-		0%
GEP Equity Holdings Limited (6)	3,481,133	3,481,133	-0-	(4)	0	%(4)
Parry, Simon	25,000	25,000	-0-		0%
Salehbhai, Ali Akbar	188,000	188,000	-0-		0%
Ghandi, Murtaza	13,334	13,334	-0-		0%
Yenom (Pvt.) Limited (6)	20,000	20,000	-0-	(5)	0	%(5)

Total Shares Registered	8,567,467

1.	For purposes of this column only, we have included all shares of common stock owned of record by the respective selling shareholders. Each selling shareholder’s ownership in this column is based on 38,567,467 shares of our common stock outstanding as of June 28, 2016.

2.	Assumes that all securities registered will be sold.

3.	The 3,840,000 shares of Common Stock owned by Spearfish Capital Group Limited were earned in consideration of consulting services rendered to the Company. Dr. Ganga Kosala Bandara Heengama is the beneficial owner of the shares of Common Stock held of record by Spearfish Capital Group Limited.

4.	Does not include 136,600 shares of Series “A” Preferred Stock owned by GEP Equity Holdings Limited, which shares have voting rights of one vote per share and vote together with the shares of our Common Stock, and do not vote as a separate class of voting securities. Each share of Series “A” Preferred Stock is convertible into 10 shares of our common stock. The 3,481,133 shares of Common Stock and 136,600 shares of Series “A” Preferred Stock owned by GEP Equity Holdings Limited, were earned in consideration for consulting services rendered to the Company. The shares of Common Stock and Series “A” Preferred Stock held of record in the name of GEP Equity Holdings Limited are beneficially owned by Peter J. Smith, who has voting and dispositive power over these shares in his capacity as Chief Executive Officer of Global Equity Partners, Plc. These shares were originally issued in the name of Global Equity Partners Plc., a wholly-owned subsidiary of Global Equity International, Inc. On June 15, 2016, Global Equity Partners Plc. transferred these shares to GEP Equity Holdings Limited, another wholly-owned subsidiary of Global Equity International, Inc. No change in the beneficial ownership of these shares occurred by this transfer between subsidiaries of Global Equity International, Inc.

5.	Does not include 363,400 shares of Series “A” Preferred Stock owned by Yenom (Pvt.) Limited., which shares have voting rights of one vote per share and vote together with the shares of our Common Stock, and do not vote as a separate class of voting securities. Each share of Series “A” Preferred Stock is convertible into 10 shares of our common stock. The 20,000 shares of Common Stock and 363,400 shares of Series “A” Preferred Stock owned by Yenom (Pvt.) Limited, were earned in consideration for consulting services rendered to the Company. The shares of Common Stock and Series “A” Preferred Stock held of record in the name of Yenom (Pvt.) Limited are beneficially owned by Dr. Ganga Kosala Bandara Heengama.

6.	Other than Spearfish Capital Group Limited, Yemon (Pvt.) Limited and GEP Equity Holdings Limited, none of the other selling shareholders has had any position, office or other material relationship with the Company within the past three years and none of the other selling shareholders has any continuing relationship (aside from being a shareholder) with the Company going forward.

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PLAN OF DISTRIBUTION

Plan of Distribution

None of the selling shareholders is a FINRA registered broker-dealer or affiliate of FINRA broker-dealers. The selling shareholders may offer the Common Stock at various times in one or more of the following transactions:

●	on any market that might develop;

●	in transactions other than market transactions;

●	by pledge to secure debts or other obligations;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

●	in a combination of any of the above

Our shares of Common Stock offered hereby by the selling shareholders may be sold from time to time by such shareholders or by their pledgees, donees, transferees and other successors in interest of such shares. These pledgees, donees, transferees and other successors in interest will also be deemed “selling shareholders” for the purposes of this prospectus.

The selling shareholders will sell at a fixed price of $1.00 per share until our Common Stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or at privately negotiated prices. In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

The selling shareholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares from whom they have acted as agents. To date, no discussions have been held or agreements reached with any broker-dealer.

Rule 144 Shares

As of the date of this prospectus, we do not have any shares of our Common Stock that are currently available for sale to the public in accordance with the volume and trading limitations of Rule 144 under the Securities Act. However, Rule 144 may become available for the resale of our Common Stock in the future, assuming such resales are made in compliance with the provisions of Rule 144 set forth below.

Once Rule 144 becomes available for the resale of our Common Stock, the selling shareholders may also sell shares under Rule 144 under the Securities Act, rather than under this prospectus. Rule 144 provides that any affiliate or other person who sells restricted securities of an issuer for his own account, or any person who sells restricted or any other securities for the account of an affiliate of the issuer of such securities, shall be deemed not to be engaged in a distribution of such securities and, therefore, not to be an underwriter thereof within the meaning of Section 2(a)(11) of the Securities Act, if all of the conditions of Rule 144 are met. Conditions for sales under Rule 144 include:

a.	adequate current public information with respect to the issuer must be available;

b.	restricted securities must meet a six-month holding period if purchased from a reporting company or a 12-month holding period if purchased from a non-reporting entity (as is the case herein), measured from the date of acquisition of the securities from the issuer or from an affiliate of the issuer;

c.	sales of restricted or other securities sold for the account of an affiliate during any three month period, cannot exceed the greater of 1% of the securities of the class outstanding as shown by the most recent statement of the issuer (There is no 1% limitation applied to non-affiliate sales);

d.	the securities must be sold in ordinary “broker’s transactions” within the meaning of section 4(4) of the Securities Act or in transactions directly with a market maker, without solicitation by the selling security holders and without the payment of any extraordinary commissions or fees;

e.	if the amount of securities to be sold pursuant to Rule 144 during any three month period by an affiliate exceeds 5,000 shares/units or has an aggregate sale price in excess of $50,000, the selling shareholder must file a notice on Form 144 with the Commission.

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The current information requirement listed in (a) above, the volume limitation listed in (c) above, the requirement for sale pursuant to broker’s transactions listed in (d) above, and the Form 144 notice filing requirements listed in (e) above, cease to apply to any restricted securities sold for the account of a non-affiliate if at least six months has elapsed from the date the securities were acquired from the issuer or from an affiliate, if the issuer is a reporting company or 12 months if the issuer is a non-reporting company.

The selling shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling shareholders cannot assure that all or any of the shares offered in this prospectus will be sold by the selling shareholders.

The selling shareholders, alternatively, may sell all or part of the shares offered in this prospectus through an underwriter. No selling shareholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into by a selling shareholder. In the event that a selling shareholder sells all or part of the shares offered in this prospectus through an underwriter, the maximum compensation paid to any such underwriter shall be 8% and shall be paid by such selling shareholder.

Duo World’s affiliates and/or promoters, who are offering their shares for resale, the selling shareholders and any broker-dealers who act in connection with the sale of the shares hereunder will be deemed to be “underwriters” of this offering within the meaning of the Securities Act and any commission they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our common stock will be subject to “penny stock” restrictions.

We will pay all expenses incident to the registration, offering and sale of the common stock other than commissions or discounts of underwriters, broker-dealers or agents.

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The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and, therefore, be considered to be an underwriter, they must comply with applicable law and we have informed them that they may not, among other things:

1.	Engage in any stabilization activities in connection with the shares;

2.	Effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; or

3.	Bid for or purchase any of the shares or rights to acquire the shares or attempt to induce any person to purchase any of the shares or rights to acquire the shares, other than as permitted under the Securities Exchange Act of 1934.

The offering will conclude when all of the 8,567,467 shares of Common Stock have been sold by the selling shareholders or we, in our sole discretion, decide to terminate the registration of the shares. We may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We also may terminate the offering for no reason whatsoever.

Selling shareholders and any purchasers of our common stock should be aware that the market in our common stock, assuming a market develops, will be subject to the penny stock restrictions.

The trading of our common stock, assuming a market develops, will take place in the over-the-counter markets, which are commonly referred to as the OTCBB, as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock.

OTCBB Considerations

The OTCBB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTCBB. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCBB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers and can delist issuers for not meeting those standards, the OTCBB has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company assuming all FINRA questions relating to its Rule 211 process are answered accurately and satisfactorily. The only requirement for ongoing inclusion in the OTCBB is that the issuer be current in its reporting requirements with the SEC.

Investors may have difficulty in getting orders filled because trading activity on the OTCBB in general is not conducted as efficiently and effectively as with NASDAQ-listed securities. As a result, investors’ orders may be filled at prices much different than expected when orders are placed.

Investors must contact a broker-dealer to trade OTCBB securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

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Because OTCBB stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934 (“Exchange Act”) and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other that established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules (but is not applicable to us).

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to its customers current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person’s compensation and the compensation of any associated person of the broker-dealer.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 3a51-1 of the Exchange Act establishes the definition of a “penny stock” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

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The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

●	The basis on which the broker or dealer made the suitability determination; and

●	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our shares.

State Securities - Blue Sky Laws

There is no established public market for our common stock and there can be no assurances that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities laws or securities regulations promulgated by various states, commonly referred to as “blue sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the common stock registered hereunder has not been registered for resale under blue sky laws of every state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the common stock and of purchasers to purchase the common stock. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

Selling shareholders may contact us directly to ascertain procedures necessary for compliance with blue sky laws in the applicable states relating to sellers and/or purchasers of shares of our common stock.

We may apply for listing in Mergent, Inc., a leading provider of business and financial information on publicly listed and quoted companies, which, once published, will provide Duo World with “manual” exemptions in approximately 39 states, the District of Columbia, Guam, Puerto Rico and U.S. Virgin Islands, as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled “Standard Manual Exemptions.”

Thirty-nine states, certain U.S. Territories (Guam, Puerto Rico and U.S. Virgin Islands) and the District of Columbia have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by selling shareholders under this registration statement. In these states, territories and district, so long as we obtain and maintain a listing in Mergent, Inc. or Standard and Poor’s Corporate Manual, secondary trading of our common stock can occur without filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Nevada, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Washington, West Virginia, Wisconsin and Wyoming. We cannot secure this listing, and thus this qualification, until after our registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

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We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

Limitations Imposed by Regulation M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to so deliver copies of this prospectus or any related prospectus supplement.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of June 28, 2016, we had 38,567,467 shares of Common Stock and 5,500,000 shares of Series “A” Preferred Stock issued and outstanding.

There currently exists no public trading market for our Common Stock. We do not expect a public trading market to develop until we become a reporting company under the Securities Exchange Act of 1934, as amended. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, investors in this offering may be unable to liquidate their shares of our Common Stock without considerable delay, if at all. If a market does develop, the price for our shares may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risk factors associated with an investment in Duo World, may have a significant impact on the market price of our Common Stock. Also, because of the relatively low price at which our Common Stock will likely trade, many brokerage firms may not effect transactions in our common stock.

Holders

As of June 28, 2016, there were approximately 27 shareholders of record of our Common Stock and 3 shareholders of record of our Series “A” Preferred Stock.

Dividends

We have not paid cash dividends on any class of equity since formation and we do not anticipate paying any dividends on our outstanding Common Stock in the foreseeable future. There are no material restrictions limiting or that are likely to limit our ability to pay dividends on its outstanding securities.

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DESCRIPTION OF SECURITIES

Our Capitalization:

Common Stock

Our authorized capital stock consists of 100,000,000 shares, of which 90,000,000 shares are Common Stock, par value $.001 per share. There are currently 38,567,467 shares of Common Stock issued and outstanding. The holders of our Common Stock:

●	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

●	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

●	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

●	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-Cumulative Voting

Holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, which have been designated as Series “A” Preferred Stock. 5,500,000 shares of Series “A” Preferred Stock are outstanding, including 5,000,000 shares held by our President, Muhunthan Canagasooryam.

Each share of Series “A” Preferred Stock has one vote on all matters presented to the Company’s shareholders for a vote. The Series “A” Preferred Stock votes along with the Common Stock and does not vote as a separate class. Each share of Series “A” Preferred Stock is convertible into ten shares of Common Stock. The Series “A” Preferred Stock has no dividend, liquidation or other rights.

Cash Dividends

We have never paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position and our general economic condition. It is our intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants and Options

We have no outstanding stock options or warrants. However, we anticipate implementing a stock option and compensation plan in the future to provide for the issuance of Common Stock to our officers, key personnel and consultants.

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Registration Rights

We have not granted registration rights to the selling shareholders or to any other person. However, we have decided to file a registration statement, of which this prospectus is a part, to accommodate shareholders who recently acquired shares of our Common Stock in private placements.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that our Board of Directors has adopted which may have the effect of delaying or preventing a change in control.

Liability of Directors and Officers

Article 9 of the Company’s amended Articles of Incorporation provides that our directors and officers shall not be personally liable to the Company or our shareholders for damages for breach of fiduciary duty. However, Article 9 does not eliminate or limit a director or officer for (i) acts or omissions which involve intentional misconduct or a knowing violation of law, or (ii) the unlawful payment of dividends.

Indemnification of Directors and Officers.

Article VII, Section 7 of the Company’s Bylaws provide that the Company shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the laws of Nevada. Article 10 of our amended Articles of Incorporation provides for indemnification for our officers, directors, employees and agents in accordance with the Nevada Revised Statutes.

The Nevada Revised Statutes allow us to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with the action, suit or proceeding, if such person acted in good faith and in a manner, which such person reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, such person had reasonable cause to believe that the conduct was unlawful.

NRS 78.751 of the Nevada Revised Statutes allows a corporation to authorize discretionary indemnification under certain circumstances. A corporation shall have discretion to indemnify only as authorized in the specific case upon a determination may be made (i) by the shareholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

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SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the company, we have been advised by our special securities counsel that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

Authorized but Unissued Capital Stock

Nevada law does not require shareholder approval for any issuance of authorized shares. However, the marketplace rules of the NASDAQ, which would apply only if our common stock were ever listed on the NASDAQ, which is unlikely for the foreseeable future, require shareholders’ approval of certain issuances of common stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock, including in connection with a change of control of Duo World, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity and entrenchment of our management and possibly deprive the shareholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Shareholder Matters

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us if our shares are considered to be penny stocks. Although the federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us, including this prospectus, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

LEGAL REPRESENTATION

The validity of the common stock offered by this prospectus was passed upon for us by David E. Wise, Esq., Attorney at Law, WiseLaw, P.C., San Antonio, Texas.

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EXPERTS

Our financial statements as of March 31, 2016 and 2015, and for the fiscal years ended March 31, 2016 and 2015, included in this prospectus have been audited by independent registered public accountants and have been so included in reliance upon the report of Manohar Chowdhry & Associates given on the authority of such firm as experts in accounting and auditing.

STOCK TRANSFER AGENT

Our stock transfer agent is ClearTrust, 16540 Pointe Village Drive, Suite 210, Lutz, Florida 33558. Telephone: (813) 235-4490.

DESCRIPTION OF BUSINESS

Overview

Duo World, Inc. (we, the Company or Duo World) is an information technology and software solutions company, focused on bringing value to its clients through customer interactions. Duo World specializes in subscription management and billing solutions, and customer lifecycle management solutions. Duo World’s business model allows us to deliver consistent, quality service, at a scale and in the geographies that meet our client’s business needs. We leverage our breadth and depth of capabilities to help companies create quality customer experiences across multiple channels, while increasing revenue and reducing their cost to serve their customers.

For its cutting- edge technology and user friendliness today, Duo World’s subscriber management and billing system is being used by the leading Pay TV operators in the region. The Contact Center and CRM Solution is being used by leading retail chains, financial institutions and airlines. Duo World won the Merit Award at Asia Pacific Information Communication and Technology Awards (“APICTA”) in 2012 for its robust solution.

Duo World, Inc. was formed as a Nevada corporation in 2014 for the purpose of acquiring three operating entities: (i) Duo Software (Pvt.) Limited, a Sri Lankan company (“Duo Software Sri Lanka”), from Mr. Muhunthan Canagasooryam, Duo World’s President and founder, in exchange for 28,000,000 shares of our common stock and 5,000,000 shares of our Series A Preferred Stock; (ii) Duo Software (Pte.) Limited, a Singaporean company (“Duo Software Singapore”), from Ms. Koshala Nishaharan, in exchange for 2,000,000 shares of our common stock; and (iii) Duo Software India (Private) Limited, an India company (“Duo Software India”). Duo Software India is a wholly-owned subsidiary of Duo Software Singapore. These acquisitions were accomplished as of December 3, 2014.

Duo Software Sri Lanka was incorporated on September 22, 2004 in the Democratic Socialist Republic of Sri Lanka, as a limited liability company under the Sri Lanka Companies Act No. 17 of 1982, and was subsequently reregistered under the Sri Lanka Companies Act No. 7 of 2007, in compliance with the New Companies Act, which came into effect in 2007.

Duo Software Singapore was incorporated on June 5, 2007 in the Republic of Singapore under the Companies Act (Cap 50. 1994 Rev. Ed).

Duo Software India was incorporated on August 30, 2007, under the Companies Act of 1956 in the Republic of India and became a wholly-owned subsidiary of Duo Software Singapore.

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Duo World maintains an internet website at www.duoworld.com. Information about us is available on the website, free of charge. Once we become a publicly held company and are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Company will have available on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, which will be posted or linked on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (“SEC”). The Company’s website and the information contained therein are not considered as being incorporated into this prospectus.

Duo World has a Code of Business Conduct and Ethics that applies to all employees, as well as our Board of Directors and officers. The Code of Business Conduct and Ethics is posted on our website at www.duoworld.com. The Company will post on our website any amendments to, or waivers of, the Code of Business Conduct and Ethics.

Our Business and Products

We are an information technology and software solutions company. As a result of the acquisitions described above, we specialize in subscription management and billing solutions (“SMBS”) and customer lifecycle management solutions (“CLM”). We cater our products to organizations with small to large-scale operations in diverse industries and support subscription management, recurring billing, invoicing, customer life cycle management and contact (call) center operations.

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Our SMBS solution caters to clients across industries such as local newspaper distributors and car rental companies, who have a small subscription bases, and also to large telecom operators, who have large subscriber bases. It is a scalable and reliable system with the ability to scale up or down to satisfy our client’s needs.

Previously, Duo Software Sri Lanka commercially launched two enterprise software applications knowns as DuoSubscribe Version 4.9 (SMBS) and DuoCLM Version 4.9 (CLM). Since their releases, these products have been marketed mainly in the South East Asian region (India, Maldives, Nepal, Sri Lanka and the Middle East) to companies in the banking, retail, Pay TV , telecommunications and airlines industries and business process outsourcing partners.

DuoSubscribe, specializes in invoicing customers on a monthly/recurring basis and managing the services of the customer. DuoSubscribe is currently offered as an enterprise or on premises solution. We intend to offer a significantly enhanced model of DuoSubscribe, called CloudCharge, as a cloud based, Software-as-a-Service (“SaaS”) solution, by October 2016.

DuoCLM, is designed to manage the entire customer life cycle from the initial contact point with a customer to after sales support. DuoCLM is currently offered as an enterprise or on premises solution to large organizations that have dedicated customer support/call centers to maintain their customer relationships. We intend to offer a significantly enhanced model of DuoCLM, called FaceTone, as a cloud based (“SaaS”) solution, on or about October, 2016.

In addition to the commercial launches of CloudCharge and FaceTone in October 2016, we will be commercially launching some additional products (CloudCharge-Pay TV, Veery, DigIn and SmoothFlow) on or about October, 2016.

Most of our product development, research and development, global support center, project management, business process and implementation, finance and treasury and human resource management functions are conducted and managed through Duo Software Sri Lanka.

Duo Software Singapore was established primarily for the purpose of marketing of our enterprise versions DuoSubscribe and DuoCLM. Duo Software Singapore has been highly instrumental in generating successful sales leads through its presence at trade exhibitions and in following up sales leads.

Duo Software India was established for the purposes of having a dedicated sales team in India to promote and support our enterprise versions of DuoSubscribe and DuoCLM, which we developed for the robust Pay TV and subscription industry in India. India is the world’s second most populated country and has a large number of Pay TV operators in the subscription economy in India.

Duo Software India has been successful in penetrating the Pay TV industry, and enterprise versions of DuoSubscribe and DuoCLM are being employed as the operation platform by some of the dominant Pay TV operators in New Delhi, and Kolkata, India.

Industry and Market

While Duo World initially developed its software for use by clients as an enterprise or on premises model, the information technology climate is changing in dramatic fashion as a result of cloud based, SaaS solutions and technology. Duo World fully grasps these changing dynamics and market forces, and intends to use its technical expertise, technology and other resources to exploit cloud based, SaaS solutions in order to compete within our industry.

The subscription based software industry is an industry where software applications are hosted on a public or private cloud platform and services are provided on a monthly subscription model known as “Software as a Service” or “SaaS.” SaaS is a software licensing and delivery model in which software is licensed on a subscription basis and is centrally hosted on the cloud by independent software vendors or application service providers. Unlike traditional software applications which are conventionally sold as a perpetual license with an up-front fee and an annual fee charged for support, SaaS providers price their applications using a subscription fee, payable monthly or on a transaction basis. The subscription model allows organizations to access the applications without having to pay a large upfront fee, thereby increasing the potential user base.

The subscription industry has recently experienced phenomenal growth and is forecasted to continue to grow in the future. Subscriptions are no longer limited to cable TV, newspapers and magazines. During the past 10 years, there has been a dramatic shift in the way both consumers and companies do business and more companies are using the subscription model to offer everything from music, movies and textbooks to even automobiles for a monthly fee. Many traditional organizations are joining the subscription economy in response to changing consumer habits, as many consumers today value the convenience and flexibility of subscribing for services or access to products more than having to purchase products or services.

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DuoWorld Platform

Duo World has developed its latest platform to accommodate cloud based solutions. The Duo World cloud based platform will enable organizations to purchase relevant business applications (“apps”) from their choice of different vendors/developers from the DuoWorld App store. Custom apps can be apps built by the organization’s internal developers or by third party developers. Such solutions can be for any industry and range from simple order taking and customer relationship management (“CRM”) to complex billing, device provisioning, analytics, reporting and others.

The DuoWorld cloud based platform will provide a multi-tiered architecture to deliver flexibility of communication, information access and resource utilization in order to facilitate cross application connectivity, faster and easier enhancement and changes to the application, easy scaling, and growth in scope of business domain covered, among others.

The DuoWorld cloud based platform has been developed as a collaborative platform that will:

●	Provide Developer studio which makes app development easy and faster

●	Enable to interconnect with third party apps on the DuoWorld platform and provide bundled solutions.

●	Provide an app store to list and sell apps

●	Provide connectivity with multiple data sources via its data repository layer and supports structured storage databases and caching mechanisms; and

●	Provide security at every level ensuring access is controlled as required. Encryption of vital data during information exchange is also done when passing sensitive customer information within or outside the network. User rights to access data is restricted through Advance Conditional Access Management (“ACAM”) functionality, which will decide which data bucket should be allowed access to a user based on their privileges.

The core of the DuoWorld cloud based platform is its business process engine that enables flexibility in customizing the flow of the applications run on this platform and the data flows and access. The platform is a cloud-based offering intended to reduce an organization’s need to maintain extensive and expensive hardware and other IT infrastructure onsite. Cloud deployment is supported on leading platforms such as Google Cloud, Amazon, WS, Rackspace, IBM Cloud and Microsoft Azure.

Duo World collects sales proceeds for all apps sold by third party developers on our app store. Duo World pays out 70% of such fees to the app developers and retains 30% of such fees as its share of sales proceeds.

New Products

In response to the changing dynamics discussed under “Industry and Market,” above, we have been diligently developing new products and enhancing our current products for the cloud based, SaaS market. The following products will be commercially launched by October 2016.

CloudCharge – General

CloudCharge is our cloud based, SaaS solution, Customer Life Cycle, Subscription Management and Billing System, which will cater to the subscription economy. CloudCharge is a substantially enhanced version of our DuoSubscribe product with a much wider scope and many new features that can serve many more industries than DuoSubscribe. CloudCharge can be used to manage and set up recurring bills (such as Pay TV, news subscriptions, car rentals) to subscribers. The client’s customer details can be stored in the system and used to send bills to their emails or phones. Discounts and promotions can be scheduled and activated using CloudCharge.

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CloudCharge offers a range of features that would help organization to improve their operations and maximize their revenues. CloudCharge’s key features are:

●	customer profiling and portfolio management

●	order taking and provisioning

●	invoicing and payment processing

●	subscription management and billing

●	customer relationship management

●	social media integration

●	marketing campaign and sales lead management

●	payment gateway integration

●	notifications and payment reminders

●	easy to use interface

●	open application program interface (“API”) for third party integration

●	third party developer platform

CloudCharge can also be used for one time billing by supermarkets, gas stations, etc. where bills will be generated one time for one or more products and services. CloudCharge also provides tools to manage inventory and multiple stores or sales outlets.

CloudCharge will be targeted toward small (including sole proprietors) and medium-sized businesses.

CloudCharge – Pay TV

CloudCharge – Pay TV is an enhanced version of DuoSubscribe customized for the Pay TV industry.

DigIn

DigIn is an end-to-end data visualization and analytics platform that allows the user to analyze structured and unstructured data in one place. DigIn is hosted on the cloud, which means it can be accessed from anywhere at any time using an internet connection. DigIn can also be implemented on local computers of a user. DigIn supports Social Media Analytics, which is a highly valued feature in the present industries. For example, a company that has many branches and many products can use DigIn to analyze its sales. The analysis can be made for several attributes such as determining the products that experienced highest sales in a particular season or selling period. This data can be used to predict future sales of the products during specific seasons or time periods. By using Social Media Analytics, a company can analyze its reach in social media and review the comments received about its products, both positive or negative.

DigIn will be targeted at medium-sized enterprises that require data analytics and forecasting for their businesses. These enterprises may use DigIn on the cloud and set up synchronization between their live data and the cloud for analysis purposes.

FaceTone

FaceTone is a cloud based communication and collaboration platform that provides capability of operating a cloud based PABX, IVR or a contact/call center efficiently. A PABX is a private automatic branch exchange and automatic telephone switching system. An IVR is an interactive voice response system that interacts with callers, gathers information and routes calls to the appropriate recipients. FaceTone is an enhanced version of Duo CLM.

FaceTone for PABX provides advanced features such as call conferencing, call parking, call forwarding, voicemail and more. FaceTone for Call Centers provides the capability to run a fully functional call center with added features such as call forwarding. FaceTone for Developers is for developers who wish to build communication related systems. FaceTone provides developers with application program interfaces to integrate with FaceTone and build any related application.

FaceTone is targeted toward businesses in communication related enterprises to provide systems related to call center and PABX. Hosted cloud FaceTone can be managed from anywhere by the stakeholders of an enterprise.

SmoothFlow

SmoothFlow is a workflow designing tool that allows the user to create, edit, save and publish workflows, and is similar to Microsoft Workflow Designer, which we previously used to build workflows. If a user needs to build a web based system (e.g., Online POS), then the user can design the processes of the system using SmoothFlow and integrate them with the interface the user has already designed.

SmoothFlow is targeted toward developers who require a workflow designing tool for their development. SmoothFlow’s simple and intuitive drag and drop interface can be used by both new and experienced users with ease.

Veery

Veery is an open source development platform that can be used to build communication related systems. User can download the Veery platform to their local computers to start working. Users can customize/develop communication related applications using Veery and sell them under their brand name. For example, a developer can develop a telephone application on top of the Veery platform using the calling services available in Veery to make and receive calls.

Developers will be allowed to download Veery free of charge and start using it for their development purpose, as it is an open source application.

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New Product Marketing

Between now and the commercial launching of our new products, we intend to conduct a robust marketing campaign for our new products.

We intend to market our new products in various ways and through various channels, including press releases in international online and print media about product development, release dates for new and updated versions of our software and products, new personnel hiring and other news about our company, our achievements and our products.

We also intend to advertise via entrepreneur magazines and Gartner publications, and product placement with other leading products. Gartner, Inc., based in Stanford, CT, in the United States, is one of the world’s leading information technology and advisory companies.

We also intend to actively market our products via online/social media marketing, such as content marketing via Google and LinkedIn , blogs, forums and video tutorials.

We have attended and participated in tradeshows and exhibitions in the past and we intend to participate in the Gartner Business Intelligence & Analytics Summit, and developer conferences, as a sponsor and exhibitor.

Dependence on One or a Few Major Customers

The Company does business with five major customers. Major customers are defined as those customers whose annual revenue contributions to the Company are greater to or equal to 10% of the Company’s annual revenue. Net sales for the fiscal years ended March 31, 2016 and 2015, include sales to the following major customers:

Sales

	Year Ended March 31,
Customer	2016	%	2015	%
Customer A	$445,120	32	$296,356	23
Customer B	$366,709	27	$247,380	19
Customer C	$193,721	14	$187,607	14
Customer D	$84,911	6	$142,758	11
Customer E	$—	0	$126,000	10

Total Sales to
Customers A-E	$1,090,461	79	$1,000,101	77

Duo World is selling its products in the foreign arena and is exposed to foreign currency fluctuations. However, since we quote our prices in U.S. Dollars, for the most part, we do not feel the risks normally associated with foreign currencies are material to our business.

Our Intellectual Property

We have no patents. Our trademarks are registered in Sri Lanka and will be registered in the United States shortly. Our trade secrets, copyrights and our other intellectual property rights are important assets for us. We enter into confidentiality agreements with our employees and consultants and we generally control access to and distribution of proprietary information. These agreements generally provide that any confidential information developed by us or on our behalf be kept confidential. Further, we require all employees to execute written agreements assigning to us all rights in all inventions, developments, technologies and other intellectual property created by our employees.

There are events that are outside of our control that pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our services are made available through the Internet. Also, the efforts we have taken to protect our propriety rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights could be expensive and time consuming.

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Description of Property

Duo World Inc. is currently using office facilities at the Regus Centre in Nevada and is located at 170 S Green Valley Parkway, Suite 300, Henderson, NV 89012.

The subsidiary in Sri Lanka is located at No. 403, Galle Road, 00300, Colombo 03, Sri Lanka on a rented office property. The company occupies three floors, with 3,800 square feet on each floor (total of 11,400 square feet) at a monthly rental of U.S. $4,596 per month.

Duo Software India (Private) Limited uses the Regus Centre in New Delhi for all its office facility requirements. The address is 15/F, Eros Corporate Tower, Nehru Place, New Delhi.

Our board of directors must approve any rental arrangement and ensure that it is fair to the Company.

Subsidiaries

We have two wholly-owned subsidiaries: Duo Software (Pvt.) Limited, a Sri Lankan company, and Duo Software (Pte.) Limited, a Singaporean company. We also indirectly own Duo Software India (Private) Limited, an India company, which is the wholly-owned subsidiary of Duo Software (Pte.) Limited (Singapore).

Employees

The Company currently has approximately 125 employees. We have employment agreements with our employees who are not directors or officers. We do not anticipate any of our employees being union members.

Legal Proceedings

We are not involved in any legal proceedings.

Competitive Conditions

The subscription management and billing and customer lifecycle management businesses are intensely competitive. We have numerous competitors in the United States and abroad, many of whom have greater financial and human resources than we have. If we are unable to compete effectively and efficiently with our competitors, then we may not generate sufficient revenues and profits to stay in business, in which case investors in our common stock could lose part or all of their investments in the Company.

Business and Legal Developments Regarding Climate Change

We do not believe our business will be affected by business and legal developments regarding climate change.

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Reports to Security Holders

1.	We will be subject to the informational requirements of the Exchange Act. Accordingly, we will file annual, quarterly and periodic reports, proxy statements, information statements and other information with the SEC.

2.	The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. The public may call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings will also be available to the public at the SEC’s web site at http://www.sec.gov.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause Duo World’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to confirm our prior statements to actual results.

Further, this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Such statements include, without limitation, all statements as to expectation or belief and statements as to our future results of operations, the progress of any research, product development and clinical programs, the need for, and timing of, additional capital and capital expenditures, partnering prospects, the protection of and the need for additional intellectual property rights, effects of regulations, the need for additional facilities and potential market opportunities. Our actual results may vary materially from those contained in such forward-looking statements because of risks to which we are subject, such as lack of available funding, competition from third parties, intellectual property rights of third parties, litigation and other risks to which we are subject.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of Duo World, Inc. for the fiscal years ended March 31, 2016 and 2015, should be read in conjunction with the audited Financial Statements, and the notes to those financial statements that are included elsewhere in this prospectus. References to “we,” “our,” or “us” in this section refers to the Company and its subsidiaries. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Forward-Looking Statements and Business sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

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Overview

Duo World Inc. (hereinafter referred to as “Successor” or “Duo”) a private company, was organized under the laws of the state of Nevada on September 19, 2014. Duo Software (Pvt.) Limited (hereinafter referred to as “DSSL” or “Predecessor”), a Sri Lanka based company, was incorporated on September 22, 2004, in the Democratic Socialist Republic of Sri Lanka, as a limited liability company. Duo Software (Pte.) Limited (hereinafter referred to as “DSS” or “Predecessor”), a Singapore based company, was incorporated on June 5, 2007 in the Republic of Singapore as a limited liability company. DSS also includes its wholly-owned subsidiary, Duo Software India (Private) Limited (India) which was incorporated on August 30, 2007, under the laws of India.

Effective December 3, 2014, DSSL and DSS executed a reverse recapitalization with Duo. Duo (Successor) is a holding company that conducts operations through its wholly owned subsidiaries DSSL and DSS (Predecessors) in Sri Lanka, Singapore and India. The consolidated entity is referred to as “the Company”. The Company, having its development center in Colombo, Sri Lanka, has been in the business of developing products and services for the subscription based industry. The Company’s applications (“DuoSubscribe” & “DuoCLM”) runs on its core platform “Duo World” and is a provider of solutions for its customers for Customer Life Cycle Management, Subscriber Management, Customer Care, Billing and Contact Center Management.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with GAAP. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of the matters that are inherently uncertain.

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Revenue Recognition

The Company recognizes revenue from the sales of software licenses and related services in accordance with ASC Topic 605, Revenue Recognition. ASC Topic 605 sets forth guidance as to when revenue is realized or realizable and earned, which is generally when all of the following criteria are met:

●	Persuasive evidence of an arrangement exists. Evidence of an arrangement generally consists of a contract or purchase order signed by the customer.

●	Delivery has occurred or services have been performed. Services are considered delivered as the work is performed or, in the case of maintenance, over the contractual service period. The Company uses written evidence of customer acceptance to verify delivery or completion of any performance terms.

●	The seller’s price to the buyer is fixed or determinable. The Company assesses whether the sales price is fixed or determinable based on payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.

●	Collectability is reasonably assured. The Company assesses collectability primarily based on the creditworthiness of the customer as determined by credit checks and related analysis, as well as the Customer’s payment history, economic conditions in the customer’s industry and geographic location and general economic conditions. If we do not consider collection of a fee to be probable, we defer the revenue until the fees are collected, provided all other conditions for revenue recognition have been met.

Duo typically licenses its products on a per server, per user basis with the price per customer varying based on the selection of the products licensed, the number of site installations and the number of authorized users. Currently, Duo is offering two major products from which it generates its revenue: “DuoCLM” and “DuoSubscribe.” In the case of “DuoCLM,” Duo offers licenses to use software to its clients under an agreement. Invoices are issued monthly over the term of agreement. Then we recognize revenue monthly over the term of the underlying arrangement. In the case of “DuoSubscribe,” Duo sells its software license along with software implementation and annual maintenance services under an agreement with various clients. Duo invoices on key milestone basis as defined in the agreement. Then we recognize revenue on the basis of stage of completion basis. Revenues from consulting and training services are typically recognized as the services are performed.

Duo offers annual maintenance programs on its licenses that provide for technical support and updates to Duo’s software products. Maintenance fees are bundled with license fees in the initial licensing period and charged separately for renewals of annual maintenance in subsequent years. Fair value for maintenance is based upon either renewal rates stated in the contracts or separate sales of renewals to customers. Revenue is recognized ratably, or daily, over the term of the maintenance period, which is typically one year.

Provisions

A provision is recognized when the company has present obligations as a result of past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligations and reliable estimate can be made of amount of the obligation. Provisions are not discounted at their present value and are determined based on the best estimate required to settle the obligation at the reporting date. These estimates are reviewed at each reporting date and adjusted to reflect the current best estimates.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

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Quantitative and Qualitative Disclosure about Market Risk

We are exposed to financial market risks, primarily changes in interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. All of our revenues are normally generated in U.S. dollars or Sri Lankan Rupees. Our expenses are generally denominated in the currencies in which our operations are located, which is primarily in Asia and to a lesser extent in the U.S. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not engaged in any foreign currency hedging strategies. As our international operations grow, we plan to generate revenues in foreign currencies and we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

Inflation

We do not believe that inflation had a material effect on our business, financial condition or results of operations in the last three fiscal years. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Results for the years ended March 31, 2016 and March 31, 2015:

The Company had revenues amounting to $1,394,172 and $1,575,941, respectively, for the years ended March 31, 2016 and 2015. Following is a breakdown of revenues for the years ended March 31, 2016 and 2015:

	March 31, 2016	March 31, 2015	Changes

Duo Subscriber	$1,122,959	$1,266,365	$(143,406)
Duo Contact	260,573	305,811	(45,238)
Software hosting and reselling - FaceTone (Beta/testing version)	10,640	3,765	6,876
Total Revenue	$1,394,172	$1,575,941	$(181,769)

During 2015/16, the revenue decreased by 12%, due to following two significant reasons:

●	Duo stopped promoting the older versions of the product (DuoSubscribe and DuoCLM) by September 2015, as the newer versions (CloudCharge and FaceTone) successfully passed R&D, and went in to development phase. The new versions are low cost, easy to manage solutions which can be sold to medium, small and start-up businesses, whereas the older versions were designed for large scale enterprises (the contract values were also significantly large).

●

Two of our customers in the Pay TV industry in India, scaled down their business activities, as they lost their viewers to other smaller competitors. This resulted in revenue decrease for Duo World in the short term, but the smaller Pay TV operators in India are potential customers for Duo World’s new versions (CloudCharge for Pay TV, which is to be commercially launched in October 2016).

For the years ended March 31, 2016 and March 31, 2015, the Company had the following concentrations of revenues with customers:

Customer	March 31, 2016	March 31, 2015
Megamedia	32.96%	29.49%
DEN Networks	27.12%	21.31%
Hutchison	14.36%	12.53%
Mediatama	5.83%	5.50%
Digicable	0.76%	6.91%
Dish Media	6.24%	8.61%
HelloCorp	3.63%	3.14%
Fastway (DSI)	0.00%	0.00%
Topas TV	2.08%	1.90%
Other Misc. customers	7.02%	10.62%
	100.00%	100.00%

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The total cost of sales amounted to $322,199 and $393,171 for the years ended March 31, 2016 and 2015, respectively. The following table sets forth the Company’s cost of sales breakdown for both years:

	March 31, 2016	March 31, 2015	Change

Purchases	$48,993	$44,890	$4,103
Implementation cost	28,239	78,010	(49,771)
Product development cost written off	202,311	200,972	1,339
Consultancy, contract basis employee cost	12,204	16,888	(4,684)
Developer support and implementation	25,561	37,982	(12,421)
Cost of services	4,891	14,429	(9,538)
Total cost of sales	$322,199	$393,171	$(70,972)

During the fiscal year ended March 31, 2016, cost of sales has decreased by 23% of the revenue, as opposed to 25% in fiscal year ended March 31, 2015. This was mainly due to the decrease in the implementation and support cost, which is a significant component in the cost of sales. Implementation and support cost has reduced from $115,993 to $53,800 (54% decrease) in the fiscal year ended March 31, 2016, as the newer (Beta) version of the product DuoCLM was implemented. The newer version of DuoCLM is called FaceTone. This product does not require onsite implementation or support. And the deployment / implementation could be handled remotely.

The total operating expenditures amounted to $1,646,470 and $1,082,337 for the years ended March 31, 2016 and 2015, respectively. The following table sets forth the Company’s operating expenditure analysis for both years:

	March 31, 2016	March 31, 2015	Change

Research and development	$142,782	$91,443	$51,339
General and administrative	982,547	664,492	318,055
Salaries and benefits	377,356	240,951	136,405
Selling and distribution	43,560	27,651	15,909
Depreciation	36,220	30,273	5,947
Amortization of web site development	1,139	1,674	(535)
Allowance for bad debts	62,865	25,853	37,012
Total operating expenses	$1,646,470	$1,082,337	$564,133

Following are the main reasons for the increase in operating expenses of the Company:

Research and Development

Most of the products that were in research phase during the year ended March 31, 2015, moved on to the product development phase during the year ended March 31, 2016. Still, the cost of R&D increased from $91,443 in the year ended March 31, 2015 to $142,782 in the year ended March 31, 2016 (56% increase) due to the outsourcing of the quality assurance of some of the components to a third party global information technology services company, in order to accelerate the completion of R&D phase and to ensure the quality of the software being developed. The cost of external quality assurance, which is included in research and development cost, was $86,572 during the year ended March 31, 2016.

General and Administrative Cost

The increase in General and Administrative Cost (48% when compared with the year ended March 31, 2015) is largely due to commitments incurred by Duo World on account of consultancy services for audits and legal fees related to preparation of our Form S-1 registration statement. Out of the total General and Administrative Cost of $982,547 incurred in the year ended March 31, 2016, $400,249 was on account of the consultancy and advisory services that were paid by the Company related to preparation of our Form S-1 registration statement.

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Salaries and benefits

During the fiscal year ended March 31, 2016, the Company expanded its development center capacity in order to facilitate development of new products, which resulted in recruitment of software engineers for product development. The staff cardre of the Company increased by 15% during the fiscal year ended March 31, 2016. Further, the Company also revised salaries and compensation for existing employees in April 2015, to make them in line with the standard rates paid by similar companies. The overall increase in number of staff and the increase in salary scales resulted in an increase of 57% in the salaries and benefits paid, when compared with the figures for the year ended March 31, 2015.

Selling and distribution

During the year March 31, 2016, our marketing expenses increased by 58% when compared to year ended March 31, 2015. During this period, Duo engaged the services of a marketing consultant to help with positioning of one of the products that are to be launched commercially around October 2016. The consultant worked on the marketing materials, the website and also helped with the Gartner review of our new product DigIn. Consultancy fees paid were $24,970 or 57% of the total marketing expenditure for the entire year ended March 31, 2016.

Allowance for bad debts

Keeping in line with the Company’s stringent policy on providing for doubtful debts, significant component of receivables pertaining to few large enterprises in the Pay TV industry were identified as having a risk of not being recoverable. These enterprises have lost their market share and are not doing too well financially. Hence, the provision for bad debts was increased in the year ended March 31, 2016 in order to reflect this risk in the consolidated financial statements.

The (loss) / income from operations for the years ended March 31, 2016 and 2015, was $(574,497) and $100,433, respectively.

The Company’s other income and (expenses) for the years ended March 31, 2016 and 2015, was $3,966 and $(21,611), respectively.

	March 31, 2016	March 31, 2015	Change

Gain / (Loss) on disposals	$-	$271	$(271)
Other income	599	17,452	(16,852)
Bank charges	(2,963)	(1,812)	(1,151)
Debit tax charges	(84)	-	(84)
Exchange gain / (loss)	41,737	(2,698)	44,436
Interest on loan	(35,323)	(34,823)	(501)
Total other income (expenses)	$3,966	$(21,611)	$25,577

The main reason for the variance in the total other income (expenses) of the Company is due to an increase of $44,436 in foreign exchange gain during the year ended March 31, 2016 when compared to the year ended March 31, 2015. Duo is in the practice of managing foreign exchange exposure on outward and inward remittances due to the heavy currency fluctuations in the South East Asian region, thereby making exchange gains on its transactions.

The (loss) / income before provision for income taxes for the years ended March 31, 2016 and 2015, amounted to $(570,530) and $78,823, respectively.

The net (loss) / income for the years ended March 31, 2016 and 2015, amounted to $(559,955) and $75,819, respectively.

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The Company’s Comprehensive (loss) / income for the years ended March 31, 2016 and 2015, amounted to $(567,435) and $138,948, respectively.

Comprehensive income / (loss):	03/31/2016	03/31/2015
Gain on foreign currency translation	$(7,480)	$63,129
Net (loss) / income	(559,955)	75,819
Comprehensive income / (loss)	$(567,435)	$138,948

At March 31, 2016 and March 31, 2015, the Company had 38,060,000 and 33,600,000 common shares issued and outstanding, respectively and the weighted average number of shares outstanding was 37,794,575 and 12,863,397 common shares, respectively. Hence, the earnings per share at March 31, 2016 and March 31, 2015 was $(0.015) and $0.006 per share, respectively.

Liquidity and Capital Reserves

In summary, our cash flows for the years ended March 31, 2016 and 2015 were as follows:

	3/31/2016	3/31/2015
Net cash provided by operating activities	$448,311	$381,604
Net cash used in investing activities	(334,488)	(224,514)
Net cash used in financing activities	(50,622)	(222,800)

Since inception, we have financed our operations primarily through internally generated funds and the use of our lines of credit with several financial institutions. We had $91,106 of cash, and a working capital deficit of $323,532 and stockholders´ deficit of $1,011,988 as of March 31, 2016.

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Management Intent:

2016 and 2017 are significant years for Duo World, Inc., and the key milestones for the fiscal year commencing April 1, 2016 are as follows.

Product Development and Launch:

SmoothFlow

The soft launch is scheduled for August 2016, followed by the commercial launch in early October 2016. This product enables work flow designing and codeless application development and is a very useful tool for application developers.

We intend to reach prospective users via online advertisements and free trials.

DigIn

DigIn , our Business Intelligence tool, will be commercially launched in October 2016. Initially, we hope to market the on premises version in the South East Asian region, and take it to the other markets by the end of 2017. However, the cloud version will be available for all regions from the date of the launch.

CloudCharge – General

CloudCharge is our billing application for the subscription industry and is scheduled to be launched in October 2016.

CloudCharge - Pay TV

CloudCharge – Pay TV is an enhanced version of DuoSubscribe customized for the Pay TV industry.

Veery

Our product, Veery, is an open source communication and collaboration platform that enables application developers to develop communication applications on top of it and market it with their own brand. This product is intended for the global market targeting of application developers. We intend to commercially launch our Veery product in October 2016.

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FaceTone

FaceTone is a cloud communication and collaboration product of Veery and will be commercially launched in October 2016, and is intended for the global communication market.

Expansion

Geographical Expansion

We intend to set up sales and support teams in Indonesia and South India, countries that have growing subscription markets. We hope to establish our presence in the United States by opening our first sales office in Boston during 2017.

Market Expansion

Currently, we have clients in India, Indonesia, Nepal, Maldives, Dubai and Sri Lanka.

We intend to expand into new markets and regions with enhanced and new products.

Knowledge Capital, Learning and Innovation.

Our greatest strength is our human capital. We have the ability to continue to innovate and set trends within the industries in which we operate, due to our ability to innovate and create value in our products.

Our management intends to:

-	Continue to empower and create value for our human capital;

-	Encourage disruptive technologies;

-	Provide greater opportunities for knowledge sharing; and

-	Sponsor and motivate learning and adoption of new technologies

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Infrastructure

We plan to increase our infrastructure in order to:

-	Facilitate the increase in software development teams supporting R & D and Product Development;

-	Expand our Global Support Center to cater to the increase in customer base, and increase in our product lines;

-	Set up a smaller software development center in India, which would also be used as a disaster recovery center in the event our development center in Sri Lanka becomes incapacitated due to unforeseen events.

Financial Performance

We intend to provide value for all our shareholders by:

-	Increasing profitability and free cash flow;

-	Efficiently managing the use of capital;

-	Capitalizing and maximizing on the high growth opportunities in the market;

-	Providing a robust and steady capital appreciation; and

-	Providing options to realize gains

Corporate Social Responsibility

Our wholly-owned subsidiary, Duo Software (Pvt.) Ltd., was Asia’s first software development company to be certified Carbon Neutral in 2011.

We intend to be environmentally friendly and continue with the carbon foot print audit and Carbon Neutral Certification.

Recent Accounting Pronouncements

We are an “emerging growth company,” as defined in the JOBS Act. For so long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

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Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:

*	The last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

*	The last day of the fiscal year following the fifth anniversary of the completion of this offering;

*	The date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and

*	The date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934 (“Exchange Act”). We will qualify as a large accelerated filer as of the first day of the fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the decision to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position, or cash flow.

Reports to Security Holders

1. We will be subject to the informational requirements of the Exchange Act. Accordingly, we will file annual, quarterly and periodic reports, proxy statements, information statements and other information with the SEC.

2. The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. The public may call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings will also be available to the public at the SEC’s web site at http://www.sec.gov.

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DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers are elected by the board of directors and serve at the discretion of the board. The following table sets forth certain information regarding our current directors and executive officers:

Name	Age	Position	Director Since

Muhunthan Canagasooryam	41	President, Chief Architect and Director	2014

Suzannah Jennifer Samuel Perera	41	Chief Financial Officer and Director	2014

Mahmud Riad Ameen	41	Director Legal and Director	2014

Certain biographical information of our Directors and Officers is set forth below.

Muhunthan Canagasooryam - Founder, President, Chief Architect, CEO and Director

Muhunthan Canagasooryam is also known as Muhunthan Canagey for the reason that some people have difficulty pronouncing “Canagasooryam.” Muhunthan’s deep passion for technology and innovation, and his advocacy to develop cutting-edge enterprise applications, to enrich user experiences revolving around complicated operation issues faced in businesses, was fulfilled with the formation of Duo World, Inc.

Muhunthan has been instrumental in building best practices, re-engineering business processes, and financial restructuring for many corporations and start-ups. He has also built specific business and process models for some of the leading businesses to increase revenue per subscriber, customer retention and increased levels of customer satisfaction.

His passion for technology has made him deeply committed to the development of IT and infrastructure development in Sri Lanka, and he has been heavily involved in building entrepreneurship in Sri Lanka. He sits on many business forums to empower organizations to use IT in order to map business processes to IT systems.

He stepped into the field of IT at a very young age of 16, and was one of the country’s youngest entrepreneurs. Muhunthan holds a Master’s Degree in Information and Communication Technology from the University of Keele (UK) and has extensive knowledge of the IT Industry with over two decades of experience in the field of IT. He was the founder and CEO of multiple technology enterprises and was the founder and CEO of a highly successful enterprise in the area of satellite communication and media: the only DTH platform in Sri Lanka. He was one of the pioneers in the South Asian Region to launch a state of the art Pay TV platform in Sri Lanka.

With his extensive knowledge in the Pay TV industry and the passion for technology, he envisioned the development of a robust Subscriber Management and Billing System for the Pay-TV industry. He believes that businesses can only survive and sustain though a better customer engagement and service, which led him to architect our integrated and intuitive Contact Center and CRM Solution.

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Currently, Muhunthan is also the Chief Executive Officer of the Information Communication Technology Agency of Sri Lanka (ICTA); the apex ICT institution of the Sri Lankan Government that has been mandated to implement the Government’s policy and action plan in relation to ICT. The Government has begun transforming Sri Lanka’s ICT to create a knowledge based society by digitally empowering its citizens, and Muhunthan, together with ICTA, was instrumental in providing free internet to every Sri Lankan citizen and also launching the Google Loon Project in Sri Lanka.

Suzannah Jennifer Samuel Perera - Chief Financial Officer and Director

As Chief Financial Officer and Director of Duo World, Jennifer is responsible for leading the Company towards financial growth while ensuring sustainability and profitability.

Prior to joining Duo World, Jennifer has held highest positions at EPSI Computers (Pvt.) Ltd., and Dialog TV (formally CBN Sat), one of the largest IT equipment resellers and a DTH satellite media company.

During her tenure at the DTH Satellite media company, Jennifer lead the financial, commercial and human resources due diligences, valuation of equity and was a key player in the successful completion of the sale of the shares of the company.

She has also acquired extensive experience while working for SJMS Associates, (It is an independent correspondent firm to the global professional services firm Deloitte Touche Tohmatsu) where she gained experience in manufacturing, trading, hospitality, banking and finance, international non-governmental organizations, and advertising industries.

In 2011, Jennifer was appointed as the Chief Carbon Officer for the Company as it was during 2011, that the Company obtained certification as the Asia’s first software development company to become Carbon Neutral.

Jennifer, is a Management Accountant by profession and a Fellow Member of the Chartered Institute of Management Accountants (FCMA-UK) and a Chartered Global Management Accountant (CGMA). She also holds a Masters in Business Administration from the Postgraduate Institute of Management (PIM), affiliated with the University of Sri Jayewardenepura, Sri Lanka.

Although Jennifer specializes in finance and management, she is also competent in handling operations, administration, human resource management, and setting up strategic business units across borders.

Mahmud Riad Ameen - Director Legal and Director

Riad has overall responsibility for Duo World’s legal function through the provision of legal advisory services and ensuring effective management of legal and contractual risks.

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With over 20 years’ experience in the legal industry, Riad brings a wealth of knowledge in public law, commercial/corporate law, taxation and commercial litigation.

Riad holds a Bachelor’s Degree in Law (LL.B) from the University of London and a Master of Laws Degree (LL.M) from the University of Colombo Sri Lanka. He is a Barrister of the Lincoln’s Inn, United Kingdom, and an Attorney-at-Law of the Supreme Court of Sri Lanka. He was called to the bar in 1998. He was a Junior Counsel in the chambers of Mr. Faisz Musthapha, President’s Counsel.

In 1999, he joined the official bar as a State Counsel in the Attorney General’s Department of Sri Lanka. While at the official bar, he has advised the Government of Sri Lanka and several of its department’s and statutory corporations and represented them in litigation. He was also a Consultant to the Public Enterprise and Reform Commission (PERC), which overlooked government privatization. In 2006, Riad returned to the unofficial bar.

Riad is a Legal Consultant to Hemas Holdings PLC and a Director of Pan Asian Power PLC, both of which are public companies quoted in the Colombo Stock Exchange. He is also a Director of ECI Tax Chambers (Private) Limited, which is a company incorporated in Sri Lanka that provides tax advisory services and also a Consultant to D.L. & F. De Sarams; a 125 -year old law firm in Sri Lanka.

Other Significant Employees - Management Team

The following table sets forth certain information regarding additional key members of our management team:

Name	Position

Anjana Chandrathilaka	Chief Operations Officer

Siddhartha Guha	Vice President - Marketing (Asia Region)

Sudarshini Rajaratnam	Head of Human Resources Management

Ajeewan Arumugam	Senior Manager - Market Development

Rangika Perera	Senior Manager (Projects/Products Incubation)

Lasitha Senanayake	Associate Architect

Sukitha Jayasinghe	Associate Software Architect

Nilakshini Goonawardena	Legal Officer

Binuka Liyanage	Senior Manager - Business Process and Solutions

Iroshan Kumarasinghe	Senior Manager – Technical

Chinthaka Thiyabarawatte,	Product Development Manager

Sampath Hewamanage,	Manager - Technical Support

Certain biographical information of our Management Team is set forth below.

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Anjana Chandrathilaka - Chief Operations Officer

Anjana is passionate about bringing in positive change to the business processes of our clients. He facilitates his proficiency to radically improve our clients’ businesses with the effective use of our enterprise solutions.

In the past, he has managed the delivery of some of the high profiled clients of Duo World and ensured a successful implementation of the system. He currently manages the operations of Duo World as the Chief Operations Officer and spearheads project teams to achieve higher productivity.

He works closely with the Board of Directors to meet the Company’s objectives, while ensuring a smooth operation of the organization through clear communication across all divisions.

Anjana brings in a decade of work experience from healthcare, BPO, education and service industries which includes working with U.S. clients.

He holds a B.Sc. Information Technology (Special) from Sri Lanka Institute of Information Technology (SLIIT) and a B.Sc. Finance (Special) from University of Sri Jayewardenepura. He excels in project management, business development and operations.

Siddhartha Guha - Vice President - Marketing (Asia Region)

Guha serves as the Vice President of Marketing for Duo World in the Asian Region.

He was instrumental in designing hardware start-up kits for TATA Sky DTH. He was appointed as a Consultant for designing antenna for DTH of Videocon in India. He was involved in setting up distribution models and working closely with product offering teams and contributing to practical aspects of deployment of Pay TV in India to the regulatory body.

He also has extensive knowledge of the Pay TV market in India and the S outh E ast Asian region (Pakistan, Nepal, Bangladesh, Maldives, Indonesia, Philippines and Malaysia).

In quest of technology, he has participated in Broadcast Asia, Cabsat, and IBC. He maintains a good working relation with set-top box & Chipset manufacturers and other hardware manufacturers as well.

Sudarshini Rajaratnam - Head of Human Resources Management

As the Head of Human Resources, Sudarshini’s experience in people management, organizational development, IT and quality management system makes her one of the crucial members of the team.

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She holds a Master’s in Business Administration from the University of Lincoln (UK). The people focused approach she brings to the management table is vital and plays a big role in setting up Duo World’s culture, while ensuring fair play across the organization.

Sudarshini also possess expertise in ISO Internal Audit and has the ability to handle administration and operations of organizations.

She has acquired more than a decade of experience working for organizations, gaining experience and exposure in supply chain management, international non-governmental organization education and business process outsourcing industries which includes multinationals.

Ajeewan Arumugam - Senior Manager – Market Development

Ajeewan, Senior Manager has made his career in marketing enterprise technologies, and has successfully built enterprise application brands and strategizing cloud product marketing.

He possesses over a decade of diversified experience in working for leading Pay-Tv, Telecom and BPO industries in the past and is currently responsible for Duo World’s global marketing strategy and business development. He has the expertise to handle business development, sales and marketing, key account management, project management and operations. He is at his best in understanding the potential customer business and strategic requirement and has the ability to engage the team to produce enterprise solutions that would cater to the industry, keeping in line with the fast paced change of the industry.

He was also appointed as the Team Lead for Duo World’s Green Team in 2011 and was directly reporting to the Chief Carbon Officer to lead the organization to become the first Carbon Neutral software development company in the world.

Ajeewan was instrumental in leading the organization to present its robust products at the local and international award stages and was successful in winning prestigious awards for Duo World products.

He holds a degree BA (Hons) in Leadership Management from North Umbria University (UK).

Rangika Perera - Senior Manager (Projects and Products Incubation)

Rangika leads the Projects and Products Incubation of Duo World. He possesses 7 years of experience in the technology industry, with 5 years of experience as a Project Manager. He holds a B.Sc. in Computing and Information Systems from London Metropolitan University (UK).

Rangika has managed international and local projects from their inception to delivery, while ensuring the profitability of the project and customer satisfaction. He is dedicated to what he does and has managed the synergy between all the verticals in our organization.

As a Product Incubator, his key responsibilities include managing a product portfolio in multi-industries and domains, managing the business requirement and updating all stakeholders from initiation to planning, execution, monitoring and controlling, and the closure phase of the product. He directly reports to the Chief Architect of Duo World and ensures product development objectives are achieved according to the organization’s roadmap.

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Rangika’s main focus is also to ensure a quality delivery with a good approach, adhering to practices of the agile scrum processors.

Lasitha Senanayake - Associate Software Architect

As the Software Architect, Lasitha directly reports to the Chief Architect, and he is instrumental in designing the architecture of Duo World’s subscription management and billing platforms.

He also mentors and guides his team to build world class products, while keeping in line with DuoWorld’s product road map.

He possesses over a decade of experience in software development and architecting for the subscription management industry and he has the ability to understand the business needs of our customers and developers in the dynamic subscription based industry .

He has completed his Master’s in Science specializing in Advanced Software Engineering from the University of Westminster (UK).

Sukitha Jayasinghe - Associate Software Architect

Sukitha possesses vast experience and knowledge in the telecommunication industry and communications/VoIP platforms. He currently serves as the Associate Software Architect and his key responsibilities involve technology research and development, and product designing.

With his dedication and commitment to excellence, he grew with the Company to become an Associate Software Architect. Initially, he was involved in redesigning and developing the contact center solution which aligns with VoIP standards. The expertise he has in network and VoIP protocol helped to successfully deploy the contact center solution to many clients.

He is now spearheading a highly skilled team of engineers developing a fully-fledged communication as a service framework for Duo World.

Nilakshini Goonawardena - Legal Officer

Nilakshini joined Duo World in 2015 and is employed in the Legal Department. In her position, she represents the Company as the Legal Officer.

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Nilakshini’s responsibilities include drafting, vetting, reviewing and executing different types of contracts and other commercial documents for a range of local and foreign customers, suppliers and statutory authorities, assisting corporate planning and strategy for acquisition, advising the Company on corporate compliance with statutory obligations, advising internal departments of the Company around legal requirements, liaising with customers and statutory authorities, conducting searches in Registrar of Companies and attending to all Company Secretarial matters, and maintaining and updating all legal documents.

She holds a Master of Laws (LL.M) from the University of Colombo, Sri Lanka. Having conveyancing practice as well as commercial and corporate law experience from her previous role as a Senior Associate at Ganlaths International Legal Consultants a reputable law firm based in Colombo, she assists the Company with her knowledge and experience in the sphere of corporate law.

Binuka Liyanage - Senior Manager - Business Process and Solutions

Binuka manages the business process and solutions team as the Senior Manager at Duo World. He possess extensive knowledge in the areas of telecommunication provisioning, billing and cable management and CRM systems.

In his capacity as the Senior Manager of Business Process and Solutions, he is responsible for process engineering and designing workable/executable solutions for clients based on subscriber billing and provisioning.

He holds a B.Sc. (Hons) in Information Technology from the Sri Lanka Institute of Information Technology (SLIIT).

Iroshan Kumarasinghe, Senior Manager – Technical

Iroshan leads the technical team of DuoWorld with his thorough knowledge and expertise in technology and serves as the Senior Manager – Technical.

His areas of expertise include software development, technology management, project management, network and communication technologies and cloud operations deployments.

He had qualified with a B.Sc. in Information Technology (Special) from the Sri Lanka Institute of Information Technology (SLIIT) and is currently reading for his Master’s in Business Administration, specializing in Management at the Management of Technology, University of Moratuwa.

Apart from his academic qualifications, he is also a Microsoft Certified Professional and Microsoft Certified Technology Specialist and holds a membership in the British Computer Society and in the Sri Lanka Computer Society.

Chinthaka Thiyabarawatte - Product Development Manager

Chinthaka serves as the Product Development Manager at DuoWorld. He manages the development of DuoWorld’s products.

With over 8 years of experience working in the software industry, he has an excellent understanding on technologies and product development planning.

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In his capacity as Product Development Manager, he leads a team of developers and excels in areas of decision making, problem solving and the ability to work under pressure facing challenges and setting up goals to meet deadlines provided by clients.

Chinthaka holds a B.Sc. in Physical Science from the University of Sri Jayewardenepura.

Sampath Hewamanage - Assistant Manager - Technical Support

Sampath leads the Global Technical Support Team at Duo World and he is responsible of support and maintenance of Duo World products.

He possess immense experience and exposure of foreign markets, and has handled some of the largest cable operators in India for more than 3 years. His main responsibilities includes handling critical customer issues and managing a team of vibrant individuals for maximum productivity.

He holds a B.Sc. (Hons) in Software Engineering from the University of Cardiff Metropolitan (UK), and has industrial experience working in many leading software development companies in Sri Lanka over the past years.

Directorships

None of our directors or persons nominated or chosen to become directors hold any other directorship in any company with a class of securities registered pursuant to Section 12 of the 1934 Act or subject to the requirements of Section 15(d) of such Act or any other company registered as an investment company under the Investment Company Act of 1940.

Independent Directors

Mr. Mahmud R. Ameen is our only independent Director. We are unlikely to be able to recruit and retain any additional independent Directors due to our small size and limited financial resources.

Director Qualifications

We do not have a formal policy regarding director qualifications. In the opinion of Muhunthan Canagasooryam, our President and majority shareholder, the Company’s Directors have sufficient business experience and integrity to carry out the Company’s plan of operations. Since none of the Company’s Directors or officers has any experience in running a publicly held company, our Board of Directors recognize that the Company will have to rely on professional advisors, such as attorneys and accountants with public company experience to assist with compliance with Exchange Act reporting and corporate governance matters.

Family Relationships

No family relationship exists between or among any of our officers and directors.

Involvement in Certain Legal Proceedings

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During the past ten years, no present director, executive officer or person nominated to become a director or an executive officer of the Company:

1.	had a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	was convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any of the following activities:

(i)	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)	Engaging in any type of business practice; or

(iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; or

4.	was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3) (i), above, or to be associated with persons engaged in any such activity; or

5.	was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and for which the judgment has not been reversed, suspended or vacated; or

6.	was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to any alleged violation of:

(i)	Any Federal or State securities or commodities law or regulation; or

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(ii)	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

7.	was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), or registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C.1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee

The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate. Further, the Company believes that it has inadequate financial resources at this time to hire such an expert. The Company intends to continue to search for a qualified individual for hire.

Code of Business Conduct and Ethics

In September 2014, we adopted a Code of Business Conduct and Ethics applicable to our officers, including our principal executive officer, principal financial officer, principal accounting officer or controller and any other persons performing similar functions. Our Code of Business Conduct and Ethics was designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is posted on our website : www.duoworld.com . Our Code of Business Conduct and Ethics will be provided free of charge by us to interested parties upon request. Requests should be made in writing and directed to the Company at the following address: 170 S. Green Valley Parkway, Suite 300, Henderson, Nevada 89012.

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EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation paid by the Company and/or its subsidiaries to our executive officers and directors of the Company for services rendered during the periods indicated.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Note	Bonus ($)	Stock Awards ($)	All other stock compensation ($)	Total ($)

Muhunthan Canagasooryam	2016	$114,499		$0	$0	$0	$114,499
President, Chief	2015	$44,400		$1,480	$0	$0	$45,880
Architect and Director	2014	$45,600		$1,520	$0	$0	$47,120

Suzannah Jennifer Samuel Perera	2016	$50,581		$0	$0	$0	$50,581
Chief Financial	2015	$37,740		$2,322	$0	$0	$40,062
Officer and Director	2014	$33,060		$2,147	$0	$0	$35,207

Mahmud Riad Ameen	2016	$0		$0	$0	$0	$0
Legal Director and	2015	$0		$0	$0	$0	$0
Director	2014	$0		$0	$0	$0	$0

Director Compensation

We do not have a formal compensation plan for our directors.

Stock Options and Warrants

We have no outstanding stock options or warrants.

Option/SAR Grants Table

There have been no stock options/SARS granted under our stock option plans to executive officers and directors, since we have no such plans in effect.

Aggregate Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table

There have been no exercises of stock options/SAR by executive officers.

Long-Term Incentive Plan Awards

There have been no long-term incentive plan awards made by the company.

Repricing Options

We have not repriced any stock options.

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Compensation Discussion and Analysis

We have prepared the following Compensation Discussion and Analysis to provide you with information that we believe is necessary to understand our executive compensation policies and decisions as they relate to the compensation of our named executive officers.

We have only one member on our board of directors and do not currently have a compensation committee. However, we intend to expand our board of directors in the near future by appointing or electing at least two new directors who will be deemed to be independent directors. The presence of independent directors on our board of directors will allow us to form and constitute a compensation committee of our board of directors.

The primary objectives of the compensation committee with respect to executive compensation will be to (i) attract and retain the best possible executive talent available to us; (ii) motivate our executive officers to enhance our growth and profitability and increase shareholder value; and (iii) reward superior performance and contributions to the achievement of corporate objectives.

The focus of our executive pay strategy will be to tie short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance objectives or benchmarks and to align executive compensation with the creation and enhancement of shareholder value. In order to achieve these objectives, our compensation committee will be tasked with developing and maintaining a transparent compensation plan that will tie a substantial portion of our executives’ overall compensation to our sales, operational efficiencies and profitability.

Our board of directors has not set any performance objectives or benchmarks for 2015 as it intends for those objectives and benchmarks to be determined by the compensation committee once it is constituted and then approved by the board. However, we anticipate that compensation benefits will include competitive salaries, bonuses (cash and equity based), health insurance and stock option plans.

Our compensation committee will meet at least quarterly to assess the cost and effectiveness of each executive benefit and the performance of our executive officers in light of our revenues, expenses and profits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership of our common stock by (a) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock; and (b) by all of our named officers and directors and by all of our named executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares and are beneficial owners of the shares indicated in the tables, except as otherwise noted by footnote.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the U.S. Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. The numbers and percentages below will not foot due to the unique calculus required by Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Except as otherwise indicated below, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

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	Number of		Percentage of
Name and Address of Beneficial Owner	Shares (1)		Ownership (1)

Muhunthan Canagasooryam
(President, Director and 5% or more beneficial owner)	33,000,000	(2)	88.07%
No. 12, Palm Grove
Colombo 03, Sri Lanka

Dr. Gnaga Kosala Bandara Heengama	7,494,000	(3)	17.76%
532/3C Sirikotha Lane
Galle Road
Colombo 02, Sri Lanka

GEP Equity Holdings Limited	4,847,133	(4)	12.14%
Peter J. Smith
X3 Jumeirah Bay, Office 3305
Jumeirah Lake Towers
Dubai, UAE

Gregory Scott Newsome	3,654,000	(5)	8.66%
14ª Cambridge Terrace
Colombo 07, Sri Lanka

Koshala Nishaharan	2,000,000		5.19%
27B, Tremble Avenue
Ermington, NSW 2115
Australia

All officers and directors as a group (one person)	33,000,000	(2)	88.07%

(1) The numbers and percentages set forth in these columns are based on 38,567,467 shares of Common Stock outstanding and the shareholder’s beneficial ownership of the 5,500,000 shares of Series “A” Preferred Stock outstanding. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days.

(2) Includes 5,000,000 shares of Series “A” Preferred Stock, each share of which is convertible into 10 shares of Common Stock. In accordance with Rule 13d-3, these 5,000,000 shares of Series “A” Preferred Stock equate to 50,000,000 shares of Common Stock. These 50,000,000 shares are included in both the numerator and denominator for purposes of calculating Mr. Canagasooryam’s beneficial ownership in the Company’s voting securities.

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(3) Includes 3,840,000 shares of common stock registered in the name of Spearfish Capital Group Limited, and 20,000 shares of common stock registered in the name of Yenom (Pvt.) Limited, which are beneficially owned by Dr. Gnaga Kosala Bandara Heengama and Gregory Scott Newsome, who share voting and dispositive power over such 20,000 shares. This total number also includes 363,400 shares of Series “A” Preferred Stock, registered in the name of Yenom (Pvt.) Limited, which are also beneficially owned by Dr. Gnaga Kosala Bandara Heengama and Gregory Scott Newsome, who share voting and dispositive power over such 363,400 shares of Series A Preferred Stock, each share of which is convertible into 10 shares of Common Stock. In accordance with Rule 13d-3, these 363,400 shares of Series “A” Preferred Stock equate to 3,634,000 shares of Common Stock. These 3,634,000 shares are included in both the numerator and denominator for purposes of calculating Dr. Gnaga Kosala Bandara Heengama’s beneficial ownership in the Company’s voting securities.

(4) Includes 136,600 shares of Series “A” Preferred Stock, each share of which is convertible into 10 shares of Common Stock. In accordance with Rule 13d-3, these 136,600 shares of Series “A” Preferred Stock equate to 1,366,000 shares of Common Stock. These 1,366,000 shares are included in both the numerator and denominator for purposes of calculating GEP Equity Holdings Limited’s and Peter J. Smith’s beneficial ownership in the Company’s voting securities.

(5) Includes 20,000 shares of common stock registered in the name of Yenom (Pvt.) Limited, which are beneficially owned by Dr. Gnaga Kosala Bandara Heengama and Gregory Scott Newsome, who share voting and dispositive power over such 20,000 shares of common stock. This total number also includes 363,400 shares of Series “A” Preferred Stock, registered in the name of Yenom (Pvt.) Limited, which are also beneficially owned by Dr. Gnaga Kosala Bandara Heengama and Gregory Scott Newsome, who share voting and dispositive power over such 363,400 shares of Series A Preferred Stock, each share of which is convertible into 10 shares of Common Stock. In accordance with Rule 13d-3, these 363,400 shares of Series “A” Preferred Stock equate to 3,634,000 shares of Common Stock. These 3,634,000 shares are included in both the numerator and denominator for purposes of calculating Gregory Scott Newsome’s beneficial ownership in the Company’s voting securities.

Changes in Control

We are not aware of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

Future Sales by Existing Stockholders

A total of 38,567,467 shares of common stock are held by our present shareholders, all of which are “restricted securities,” as defined in Rule 144 promulgated under the Securities Act of 1933, as amended.

Rule 144 is not currently available for the resale of our restricted securities and will not be available until such time as the Company is in compliance with the provisions of Rule 144(i)(2) of the Securities Act of 1933, as amended.

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MARKET PRICE FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

As of June 28, 2016, we had 38,567,467 shares of Common Stock issued and outstanding.

There currently exists no public trading market for our Common or Preferred Stock. We do not expect a public trading market will develop for several months, if at all. Without an active public trading market, investors in this offering may be unable to liquidate their shares of our Common Stock without considerable delay, if at all. If a market does develop, the price for our shares may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risk factors associated with an investment in the Company, may have a significant impact on the market price of our Common Stock. Also, because of the relatively low price at which our Common Stock will likely trade, many brokerage firms may not effect transactions in our Common Stock.

Holders

As of June 28, 2016, there were approximately 27 shareholders of record of our Common Stock and three shareholders of record of our Series “A” Preferred Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Although we have not adopted formal procedures for the review, approval or ratification of transactions with related persons, we adhere to a general policy that such transactions should only be entered into if they are on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties and their approval is in accordance with applicable law. Such transactions require the approval of our board of directors.

On December 3, 2014, the Company acquired 100% of Duo Software (Pvt.) Limited, a Sri Lankan company, from Muhunthan Canagasooryam, our President and Director, who became our controlling shareholder as a result of such acquisition. The consideration for such acquisition consisted of 28,000,000 shares of Duo World Common Stock, 5,000,000 shares of Duo World Series “A” Preferred Stock and $310,000 to be paid in cash. As of the date of this Prospectus, Duo World has paid $124,000 of the $310,000 cash due to Mr. Canagasooryam.

Except as otherwise indicated herein, there have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S1, including exhibits, schedules and amendments, under the Securities Act of 1933, as amended, with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information contained in the registration statement. For further information about us and the common stock to be sold in this offering, please refer to our registration statement.

As of the effective date of our registration statement on Form S-1, Duo World became subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC’s web site at http://www.sec.gov.

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You may request, and we will voluntarily provide, a copy of our filings, including our annual report, which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address and telephone number:

Duo World, Inc., 170S. Green Valley Parkway, Suite 300,
Henderson, Nevada 89012 / Tel.: (870) 505-6540

Email: investors@duoworld.com

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FINANCIAL STATEMENTS

Our audited financial statements for the years ended March 31, 2016 and 2015 commence on page F-1.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Duo World, Inc., except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

●	except the common stock covered by this prospectus

●	in any jurisdiction in which the distribution, offer or solicitation is not authorized

●	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

●	to any person who is not a United States resident or who is outside the jurisdiction of the United States

The delivery of this prospectus or any accompanying sale does not imply that:

●	there have been no changes in the affairs of Duo World, Inc. after the date of this prospectus; or

●	the information contained in this prospectus is correct after the date of this prospectus.

During the 180 days following the date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

61

Duo World, Inc. and Subsidiaries

Consolidated Financial Statements

March 31, 2016 and 2015

58

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Duo World Inc.

We have audited the accompanying consolidated balance sheets of Duo World Inc. and Subsidiaries (the “Company”) as of March 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the two years in the period then ended March 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Duo World Inc. and Subsidiaries as of March 31, 2016 and 2015, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Manohar Chowdhry & Associates
Bengaluru, India
Date: June 24, 2016

#5,Shree Balaji Enclave, 13th A Cross,
2nd Block, Jayanagar, Bengaluru — 560 011 Karnataka	Chennai ● Bengaluru ● Dubai ● Gurgaon ● Hyderabad ● Mumbai
Tel: +91 80 26576644 │ Fax: +91 8026576655	Coimbatore ● Kochi ● Madurai ● Mangaluru ● Vijayawada ● Vizag

F-1

Duo World, Inc. and Subsidiaries
Consolidated Balance Sheet

	March 31,
	2016	2015
	(Audited)	(Audited)
ASSETS

Current Assets
Cash and cash equivalents	$91,106	$10,530
Accounts receivable – trade	512,685	568,768
Prepaid expenses and other current assets	249,745	399,168
Accrued Revenue	31,154	58,210
Total Current Assets	884,690	1,036,676

Non-Current Assets
Property and equipment, net of accumulated depreciation of $626,292 and $637,680, respectively	105,790	90,637
Intangible asset	382,352	327,542
Deferred taxes	18,070	11,337
Total Non-Current Assets	506,212	429,516

Total Assets	$1,390,902	$1,466,192

LIABILITIES and SHAREHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	$377,376	$233,875
Short term borrowings	227,578	164,589
Payroll, employee benefits, severance	121,395	8,752
Due to related parties	163,738	139,387
Payable for acquisition	185,762	310,000
Taxes payable	38,978	68,671
Accruals and other payables	83,441	72,586
Deferred revenue	9,954	26,892
Total Current liabilities	1,208,222	1,024,752

Long Term Liabilities
Due to related parties	1,194,668	1,232,029
Total Long Term liabilities	1,194,668	1,232,029

Total liabilities	$2,402,890	$2,256,781

Commitments and contingencies (Note 17)

Shareholders’ Deficit
Ordinary shares: $0.001 par value per share; 90,000,000 shares authorized; 38,060,000 and 34,600,000 shares issued and outstanding, respectively	38,060	34,600
Convertible series “A” preferred shares: $0.001 par value per share; 10,000,000 shares authorized; 5,500,000 and 5,000,000 shares issued and outstanding, respectively	5,500	5,000
Additional Paid in Capital	601,560	259,020
Accumulated deficit	(1,733,937)	(1,173,518)
Accumulated other comprehensive income	76,829	84,309
Total shareholders’ deficit	(1,011,988)	(790,589)

Total Liabilities and Shareholders’ Deficit	1,390,902	1,466,192

The accompanying notes are an integral part of these consolidated financial statements.

F-2

Duo World, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)

	Years ended March 31,
	2016	2015
	(Audited)	(Audited)

Revenue	$1,394,172	$1,575,941
Cost of sales (exclusive of depreciation presented below)	(322,199)	(393,171)
Gross income	1,071,973	1,182,770

Operating Expenses
Research and Development	142,782	91,443
General and Administrative	982,547	664,492
Salaries and benefits	377,356	240,951
Selling and distribution	43,560	27,651
Depreciation	36,220	30,273
Amortization of Web Site Development	1,139	1,674
Allowance for bad debts	62,865	25,853
Total operating expenses	1,646,470	1,082,337

(Loss) / income before other income (expenses)	$(574,497)	$100,433

Other income (expenses):
Gain / (Loss) on disposals	-	271
Other income	599	17,452
Bank charges	(2,963)	(1,812)
Debit tax charges	(84)	-
Exchange gain / (loss)	41,737	(2,698)
Interest on loan	(35,323)	(34,823)
Total other income and (expenses)	3,966	(21,611)

(Loss) / income before provision for income taxes:	$(570,530)	$78,823

Provision for income taxes	10,575	(3,004)

Net (loss) / income	$(559,955)	$75,819

Basic and Diluted Earnings per Share	$(0.015)	$0.006

Basic and Diluted Weighted Average Number of Shares Outstanding	37,794,575	12,863,397

Other Comprehensive Income / (Loss):
Unrealized foreign currency translation (loss) / gain	(7,480)	63,129

Comprehensive (Loss) / Income	$(567,435)	$138,948

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Duo World, Inc. and Subsidiaries

Consolidated Statement of Changes in Shareholders’ Deficit

For the years ended March 31, 2016 and 2015

(Audited)

	Common Share		Preferred Share		Additional		Accumulated Other	Total
	Capital		Capital		Paid-in	Accumulated	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Equity
March 31, 2014	Combined capital	$397,953	-	$-	$74,197	$(1,188,485)	$21,180	$(695,155)

Common Stock sold	Combined capital	(397,953)	-	-	(380,577)	-	-	(778,530)

Stock issued during the year	34,600,000	34,600	5,000,000	5,000	565,400	-	-	605,000

Net income	-	-	-	-	-	75,819	-	75,819

Prior year adjustments	-	-	-	-	-	(58,540)	-	(58,540)

Other comprehensive income	-	-	-	-	-	-	63,129	63,129

Dividend distribution	-	-	-	-	-	(2,312)	-	(2,312)

March 31, 2015	34,600,000	$34,600	5,000,000	$5,000	$259,020	$(1,173,518)	$84,309	$(790,589)

Stock issued for services	3,460,000	3,460	500,000	500	342,540	-	-	346,500

Net loss	-	-	-	-	-	(559,955)	-	(559,955)

Prior year adjustments	-	-	-	-	-	(464)	-	(464)

Other comprehensive loss	-	-	-	-	-	-	(7,480)	(7,480)

March 31, 2016	38,060,000	$38,060	5,500,000	$5,500	$601,560	$(1,733,937)	$76,829	$(1,011,988)

The accompanying notes are an integral part of these consolidated financial statements

F-4

Duo World, Inc. and Subsidiaries
Consolidated Statement of Cash Flows

	Years Ended March 31,
	2016	2015
	(Audited)	(Audited)
Operating activities:
(Loss) / income before provision for income taxes:	$(570,530)	$78,823

Adjustments to reconcile net loss before provision for income taxes to cash provided by operating activities:
Depreciation	37,359	31,948
Allowance for bad debts	62,865	25,853
Gain on disposals of property and equipment	-	(271)
Interest on related party loan	13,261	13,969
Product development cost written off	202,311	200,972
Stock issued for services	346,500	-
Prior year adjustments	(464)	(58,540)

Changes in assets and liabilities:

Accounts receivable - trade	(6,782)	101,864
Prepayments	176,479	(20,248)
Accounts Payable	143,501	(127,167)
Payroll, employee benefits, severance	112,643	(85,340)
Short term overdraft borrowings	62,989	164,589
Due to relates parties	24,351	(56,895)
Payable for acquisition	(124,238)	310,000
Taxes payable	(19,118)	(50,734)
Accruals and other payables	(6,083)	(149,374)
Deferred taxes	(6,733)	2,155
Net cash provided by operating activities	$448,311	$381,604

Investing activities:

Acquisition of Property and Equipment	(58,291)	(38,308)
Sale proceeds of disposal of Property and Equipment	-	4,004
Intangible asset	(276,197)	(190,210)
Net cash used in investing activities	$(334,488)	$(224,514)

Financing activities:

Due to related parties	(50,622)	(46,958)
Common Stock	-	(363,353)
Preferred Stock	-	5,000
Additional Paid in Capital	-	184,823
Dividend paid	-	(2,312)
Net cash used in financing activities	$(50,622)	$(222,800)

Effect of exchange rate changes on cash	17,375	66,477
Net increase (decrease) in cash	$80,576	$767

Cash, beginning of year	10,530	9,763

Cash, end of year	$91,106	$10,530

The accompanying notes are an integral part of these consolidated financial statements

F-5

Duo World Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2016 and 2015

Note 1 - Organization and Nature of Operations

Duo World Inc. (hereinafter referred to as “Successor” or “Duo”), a private company, was organized under the laws of the state of Nevada on September 19, 2014. Duo Software (Pvt.) Limited (hereinafter referred to as “DSSL” or “Predecessor”), a Sri Lanka based company, was incorporated on 22nd September 2004, in the Democratic Socialist Republic of Sri Lanka, as a limited liability company. Duo Software (Pte.) Limited (hereinafter referred to as “DSS” or “Predecessor”), a Singapore based company, was incorporated on 5th June 2007 in the Republic of Singapore as a limited liability company. DSS also includes its wholly-owned subsidiary, Duo Software India (Private) Limited (India) which was incorporated on 30th August 2007, under the laws of India.

On November 12, 2014, Duo Software (Pvt.) Limited (DSSL) and Duo Software Pte. Limited (DSS) executed a reverse recapitalization with Duo World Inc. (Duo). See Note 4. Duo (Successor) is a holding company that conducts operations through its wholly owned subsidiaries DSSL and DSS (Predecessors) in Sri Lanka, Singapore and India. The consolidated entity is referred to as “the Company”. The Company, having its development center in Colombo, has been in the space of developing products and services for the subscription-based industry. The Company’s application (“Duo Subscribe”, “Duo Contact”, “DigIn” and “FaceTone”) runs on its core platform “Duo World” and is a provider of solutions for its customers for Customer Life Cycle Management, Subscriber Management, Customer Care, Billing and Contact Center Management.

Note 2 - Basis of Presentation

The Company has prepared the accompanying consolidated financial statements and accompanying notes in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All amounts in the consolidated financial statements are stated in U.S. dollars.

We have recast certain prior period amounts to conform to the current period presentation, with no impact on consolidated net income or cash flows.

Note 3 - Summary of Significant Accounting Policies

Basis of Consolidation

The accompanying consolidated Financial Statements include the accounts and transactions of DSSL and DSS (Predecessors) and Duo (Successor). Duo World Inc. is the parent company of its 100% subsidiaries Duo Software (Pvt.) Limited (DSSL) and Duo Software Pte. Limited (DSS). Duo Software Pte. Limited is the parent company of its 100% subsidiary Duo Software India (Private) Limited (India). All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Making estimates and assumptions requires management to exercise significant judgment. It is least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-confirming events. Accordingly, the actual results could differ from those estimates and assumptions. The most significant estimates relate to the timing and amounts of revenue recognition, the recognition and disclosure of contingent liabilities and the collectability of accounts receivable.

Risks and Uncertainties

The Company’s operations are subject to significant risk and uncertainties including financial, operational, competition and potential risk of business failure. Product revenues are concentrated in the application software industry, which is highly competitive and rapidly changing. Significant technological changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies could adversely affect operating results.

F-6

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with various high quality financial institutions and we monitor the credit ratings of those institutions. The Company’s sales are primarily to the companies located in Sri Lanka, Singapore Indonesia and India. The Company performs ongoing credit evaluations of our customers, and the risk with respect to trade receivables is further mitigated by the diversity, both by geography and by industry, of the customer base. Accounts receivable are due principally from the companies understated contract terms.

Provisions

A provision is recognized when the company has present obligations because of past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligations and reliable estimate can be made of amount of the obligation. Provisions are not discounted at their present value and are determined based on the best estimate required to settle the obligation at the reporting date. These estimates are reviewed at each reporting date and adjusted to reflect the current best estimates.

Accounts Receivable and Provision for Doubtful Accounts

The Company recognizes accounts receivable in connection with the products sold and services provided and have strong policies and procedures for the collection receivables from its clients. However, there are inevitably occasions when the receivables due to the company, cannot be collected and therefore has to be written off as bad debts. While the debt collection process is being pursued, an assessment is made of the likelihood of the receivable being collectable. A provision is therefore made against the outstanding receivable to reflect that component that may not become collectable. The company is in the practice of provisioning for doubtful debts based on the period outstanding as per the following:

Provision
Trade receivables outstanding:
Over 24 months	100%
Over 18 months	50%
Over 15 months	25%
Over 12 months	10%
Over 9 months	5%

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of March 31, 2016 and 2015, there were no cash equivalents.

Foreign Currency Translation

The functional currencies of the Company’s foreign subsidiaries are their local currencies. For financial reporting purposes, these currencies have been translated into United States Dollars ($) and/or USD as the reporting currency. All assets and liabilities denominated in foreign functional currencies are translated into U.S. dollars at the closing exchange rate on the balance sheet date and equity balances are translated at historical rates. Revenues, costs and expenses in foreign functional currencies are translated at the average rate of exchange during the period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of shareholders’ deficit as “accumulated other comprehensive income (loss).” Gains and losses resulting from foreign currency transactions are included in the statement of operations and comprehensive income / (loss) as other income (expense).

F-7

Fixed assets

Fixed assets (including leasehold improvements) are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the related assets. The estimated salvage value is considered as NIL. Amortization of leasehold improvements is computed utilizing the straight-line method over the estimated benefit period of the related assets, which may not exceed 15 years, or the lease term, if shorter. Repairs and maintenance expenditures, which are not considered improvements and do not extend the useful life of the property and equipment, are expensed as incurred. In case of sale or disposal of an asset, the cost and related accumulated depreciation are removed from the consolidated financial statements.

Useful lives of the fixed assets are as follows:

Furniture & Fittings	5 years
Improvements to lease hold assets	Lease term
Office equipment	5 years
Computer equipment (Data Processing Equipment)	5 years
Website development	5 years

Impairment of Long-Lived Assets

The Company reviews long-lived assets, such as property, plant, and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of by sale would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Fair Value Measurements and Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Revenue Recognition, Deferred& Accrued Revenue

The Company recognizes revenue from the sales of software licenses and related services in accordance with ASC Topic 605, Revenue Recognition. ASC Topic 605 sets forth guidance as to when revenue is realized or realizable and earned, which is generally when all of the following criteria are met:

●	Persuasive evidence of an arrangement exists. Evidence of an arrangement generally consists of a contract or purchase order signed by the customer.

●	Delivery has occurred or services have been performed. Services are considered delivered as the work is performed or, in the case of maintenance, over the contractual service period. The Company uses written evidence of customer acceptance to verify delivery or completion of any performance terms.

●	The seller’s price to the buyer is fixed or determinable. The Company assesses whether the sales price is fixed or determinable based on payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.

●	Collectability is reasonably assured. The Company assesses collectability primarily based on the creditworthiness of the customer as determined by credit checks and related analysis, as well as the Customer’s payment history, economic conditions in the customer’s industry and geographic location and general economic conditions. If we do not consider collection of a fee to be probable, we defer the revenue until the fees are collected, provided all other conditions for revenue recognition have been met.

F-8

The Company typically licenses its products on a per server, per user basis with the price per customer varying based on the selection of the products licensed, the number of site installations and the number of authorized users. Currently, Duo is offering two major products from which it generates its revenue they are “Duo Contact” & “Duo Subscribe”. In the case of “Duo Contact”, Duo offers license to use software to its clients under an agreement. Invoices are raised monthly over the term of agreement. Then it recognizes revenue monthly over the term of the underlying arrangement. In the case of “Duo Subscribe”, Duo sells its software license along with software implementation and annual maintenance services under an agreement with various clients. The Company raises invoice on key milestone basis as defined in the agreement. Then it recognizes revenue on the basis of stage of completion basis. Revenues from consulting and training services are typically recognized as the services are performed.

The Company offers annual maintenance programs on its licenses that provide for technical support and updates to the Company’s software products. Maintenance fees are bundled with license fees in the initial licensing period and charged separately for renewals of annual maintenance in subsequent years. Fair value for maintenance is based upon either renewal rates stated in the contracts or separate sales of renewals to customers. Revenue is recognized ratably, or daily, over the term of the maintenance period, which is typically one year.

For the years ended March 31, 2016 and 2015, the Company received only cash as consideration for sale of licenses and related services rendered.

At March 31, 2016 and 2015, the Company had following concentrations of accounts receivables with customers:

Customer	31-Mar-16	31-Mar-15

Megamedia	28.92%	39.34%
Digicable	23.68%	28.61%
Hutchison	2.45%	5.83%
Dish Media	5.55%	3.82%
Mediatama	1.86%	3.69%
Fastway	5.54%	3.48%
Technosat	3.15%	2.89%
DEN Networks	11.97%	2.66%
Topas	1.62%	2.64%
Pentavision	4.51%	1.84%
MediaNet	3.54%	-
Other 10 receivables	7.22%	5.20%
	100.00%	100.00%

For the years ended March 31, 2016 and 2015, the Company had following concentrations of revenues with customers:

Customer	March 31, 2016	March 31, 2015

Megamedia	32.96%	29.49%
DEN Networks	27.12%	21.31%
Hutchison	14.36%	12.53%
Mediatama	5.83%	5.50%
Digicable	0.76%	6.91%
Dish Media	6.24%	8.61%
HelloCorp	3.63%	3.14%
Fastway (DSI)	0.00%	0.00%
Topas TV	2.08%	1.90%
Other Misc. customers	7.02%	10.62%
	100.00%	100.00%

F-9

Deferred Revenue - Deferred revenue represents advance payments for software licenses, services, and maintenance billed in advance of the time revenue is recognized. As at March 31, 2016 and 2015, deferred revenue was $9,954 and $26,892 respectively.

Accrued Revenue/Unbilled Accounts Receivable - Accrued revenue/Unbilled accounts receivable primarily occur due to the timing of the respective billings, which occur subsequent to the end of each reporting period. As at March 31, 2016 and 2015, unbilled/accrued revenues were $31,154 and $58,210 respectively.

Cost of Revenue

Cost of revenue mainly includes product implementation costs related to the products offered by Duo. These costs include the cost of personnel to conduct implementations, customer support, consulting, and other personnel-related expenses. The aggregate cost related to the software licenses implementations including support and consulting services pertaining to the revenue recognized during the reporting period, is recognized as Cost of Revenue.

Product research and development

Product research and development expenses consist primarily of salary and benefits for the Company’s development and technical support staff, contractors’ fees and other costs associated with the enhancements of existing products and services and development of new products and services. Costs incurred for software development prior to technological feasibility are expensed as product research and development costs in the period incurred. Once the point of technological feasibility is reached, which is generally the completion of a working prototype that has no critical bugs and is a release candidate; development costs are capitalized until the product is ready for general release and are classified within “Intangibles assets” in the accompanying consolidated balance sheets. The Company amortizes capitalized software development costs using the greater of the ratio of the products’ current gross revenues to the total of current gross revenues and expected gross revenues or on a straight-line basis over the estimated economic life of the related product, which is typically four years.

During the years ending on March 31, 2016 and 2015, product research and development cost of $276,197 and $190,210, respectively, was capitalized as “Intangible assets”.

Advertising Costs

The Company expenses advertising costs as incurred. The company has not incurred any advertising cost during the year ended March 31, 2016. The advertising cost during the year ended March 31, 2015 was $6,750, and is included in selling and distribution expense in the accompanying consolidated statements of operations.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F-10

Comprehensive Income

The Comprehensive Income Topic of the FASB Accounting Standards Codification establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income from April 1, 2014 through March 31, 2016, includes only foreign currency translation gains (losses), and is presented in the Company’s consolidated statements of comprehensive income.

Changes in Accumulated Other Comprehensive Income (Loss) by Component during the years ending on March 31, 2016 and 2015 were as follows:

Foreign Currency Translation gains (losses)

Balance, March 31, 2014	$21,180
Translation rate gain (loss)	63,129
Balance, March 31, 2015	84,309

Translation rate gain (loss)	(7,480)
Balance, March 31, 2016	$76,829

Recent Accounting Pronouncements

The Company has reviewed accounting pronouncements that were issued as of March 31, 2016 and believes that these pronouncements are not applicable to the Company, or that they will not have a material impact on the Company’s financial position or results of operations.

Note 4 – Reverse Recapitalization

Duo (Successor) merged with DSSL (Predecessors) on December 3, 2014, and merged with DSS (Predecessors) on November 12, 2014 (Predecessors), and DSSL and DSS became the surviving corporations, in a transaction treated as a reverse recapitalization. Duo did not have any material operations and majority-voting control was transferred to DSSL.

In the recapitalization, Duo issued 28,000,000 shares of common stock, 5,000,000 series “A” preferred shares and $310,000 in cash in exchange for all of DSSL’s 5,000,000 issued and outstanding shares of common stock. Duo also issued 2,000,000 shares of common stock in exchange for all of DSS’s 10,000 issued and outstanding shares of common stock. The transaction resulted in DSSL’s shareholder and DSS’s shareholder acquiring approximately 100% control.

The transaction also required a recapitalization of DSSL and DSS. Since DSSL and DSS acquired a controlling voting interest, they were deemed the accounting acquirer, while Duo was deemed the legal acquirer. The historical financial statements of the Company are those of combined financial statements of DSSL & DSS and of the consolidated entities from the date of recapitalization and subsequent.

Since the transaction is considered a reverse recapitalization, the presentation of pro-forma financial information was not required. All share and per share amounts have been retroactively restated to the earliest periods presented to reflect the transaction.

Note 5 – Accounts Receivable

The following is a summary of accounts receivable as at March 31, 2016 and 2015:

	3/31/2016	3/31/2015
Accounts receivable - Trade	$674,823	$677,911
Less: Provision for doubtful debts	(162,138)	(109,143)
	$512,685	$568,768

F-11

Note 6 – Prepaid Expenses and Other Current Assets

The following is a summary of prepaid expenses and other current assets as at the years ending on March 31, 2016 and 2015:

	3/31/2016	3/31/2015
Security deposits	$24,132	$23,793
WHT receivable	205,632	175,692
Staff loan and advances	1,052	1,857
Travel advance	-	1,004
Supplier advance	1,786	12,193
ESC receivable	6,131	2,582
Insurance prepayment	1,632	1,097
Solicitor current account	-	174,261
Prepayments	1,526
Other receivables	7,854	6,689
	$249,745	$399,168

The “Solicitor current account” (Attorney´s escrow account) as at March 31, 2015 included cash held by the Company’s attorney on behalf of Duo World in respect of proceeds received from first Private Placement Memorandum investors. During the year ended March 31, 2016, entire amount held by the attorney was received in the Company bank account on May 14, 2015.

Note 7 – Property and equipment

Following table illustrates net book value of Property and equipment as at March 31, 2016 and 2015:

	3/31/2016	3/31/2015
Office equipment	$19,802	$21,405
Furniture & fittings	220,526	211,411
Computer equipment (Data Processing Equipment)	479,273	484,769
Improvements to lease hold assets	1,993	2,154
Website Development	10,487	8,577
	732,082	728,317
Accumulated depreciation and amortization	(626,292)	(637,680)
Net fixed assets	$105,790	$90,637

Depreciation and amortization expense for the years ended March 31, 2016 and 2015 was $37,359 and $31,948 respectively.

Note 8 – Intangible assets

Intangible assets comprise of capitalization of certain costs pertaining to products development which meets the criteria as set forth above under Note 3. Following table illustrates the movement in intangible assets as at March 31, 2016 and 2015:

	3/31/2016	3/31/2015
Opening Balance	$327,542	$341,651
Add: Costs capitalized during the year	276,197	190,210
Less: Amount Written-off	(202,311)	(200,972)
Translational gain	(19,076)	(3,348)
Net Intangible Assets	$382,352	$327,542

F-12

Note 9 – Short-term borrowings

Following is a summary of short-term borrowings as at March 31, 2016 and 2015:

	03/31/2016	03/31/2015
Yenom (Pvt.) Limited	$13,636	$124,607
PAN Asia Bank – Short term overdraft	213,804	39,982
HSBC – Short term overdraft	138	-
	$227,578	$164,589

The short-term loan obtained from Yenom Private Limited contained an interest rate of 6% per annum and the bank overdraft facility obtained from Pan Asia Banking Corporation Plc, contained an interest rate of 9.7% per annum.

Note 10 – Due to Related Parties

Due to Related Parties – Short term

From time to time, the Company receives advances from related parties such as officers, directors or principal shareholders in the normal course of business. Loans and advances received from related parties are unsecured and non-interest bearing. Balances outstanding to these persons for less than 12 months are presented under current liabilities in the accompanying consolidated financial statements. As of March 31, 2016 and 2015, the Company owed shareholders and directors $163,738 and $139,387 respectively.

Following is a summary of short term due to related parties as at the years ending on March 31, 2016 and 2015:

	3/31/2016	3/31/2015
Due to Director for expenses paid on behalf of the company	$163,738	$33,449
Shareholder	-	18,555
Due to a related party – Trade	-	13,240
Due to a related party - Non Trade	-	74,143
	$163,738	$139,387

Due to Related Parties – Long term

Balances outstanding to related parties for more than 12 months are presented under long-term liabilities in the accompanying consolidated financial statements. As of March 31, 2016 and 2015, the Company owed shareholders and directors $1,194,668 and $1,232,029 respectively.

Following is a summary of long term due to related parties as at the years ending on March 31, 2016 and 2015:

	3/31/2016	3/31/2015

Director loan - bearing no interest	$724,826	$783,511
Shareholder	469,842	448,518
	$1,194,668	$1,232,029

The loan from a shareholder represents an interest free loan at amortized cost, which matures in 2018, and carries notional interest at 3% on the cost of capital.

F-13

Note 11 – Taxes Payables

The taxes payable comprises of below items as at March 31, 2016 and 2015:

	3/31/2016	3/31/2015
VAT payable	$-	$2,390
NBT Payable	-	9,642
Stamp Duty Payable	51	42
PAYE	33,718	56,366
Tax payable	5,209	231
	$38,978	$68,671

Note 12 – Accruals and Other Payables

The following is a summary of accruals and other payables as at the years ending on March 31, 2016 and 2015:

	3/31/2016	3/31/2015
Audit fee payable	$4,715	$4,263
Dividend payable	-	2,081
Other payables	78,726	66,242
	$83,441	$72,586

Note 13 – General and Administrative Expenses

The following is the summary of general and administrative expenses for the years ending on March 31, 2016 and 2015:

	3/31/2016	3/31/2015
Directors remuneration	$113,302	$39,960
EPF	42,797	23,923
ETF	10,698	5,981
Bonus	41,063	16,023
Vehicle allowance	54,325	29,394
Staff welfare	25,081	18,745
Penalties / Late payment charges	6,421	38,888
Office rent	65,889	65,803
Electricity charges	20,543	21,702
Office maintenance	20,156	16,948
Telephone charges	13,073	13,530
TDS expense	-	-
Travelling expense	38,263	4,097
Legal fees	946	-

F-14

	3/31/2016	3/31/2015
Audit fees	5,235	4,771
Printing and stationery	2,873	1,620
Office expenses	3,432	1,770
Computer maintenance	22,187	16,422
Internet charges	11,831	7,665
Courier and postage	750	1,525
Security charges	3,886	3,496
NBT expense	-	91
Training and development	425	509
Insurance expense	1,882	1,482
Professional fees	405,836	220,607
Accounts written off	-	1,429
Gratuity	2,613	22,459
Secretarial fees	649	2,281
Un-claimable VAT input/ Irrecoverable tax	34,012	51,916
Software Rentals	21,625	16,928
Stamp duty expense	-	3,437
Other professional services	9,164	10,088
Other expenses	3,580	902
	$982,547	$664,492

Note 14 – Selling and Distribution Expenses

The following is a summary of the selling and distribution expenses for the years ending on March 31, 2016 and 2015:

	3/31/2016	3/31/2015
Marketing Expenses	$29,553	$4,395
Vehicle hire charges	6,919	14,874
Foreign Travel	3,786	5,398
Advertisement	-	2,356
Visa expenses	347	222
Vehicle running expenses	2,955	-
Business promotion expense	-	406
	$43,560	$27,651

F-15

Note 15 – Income Taxes

Income Tax expense consist of the following:

	3/31/2016	3/31/2015

Current Taxes Nevada	$-	$-
Sri Lanka	-	(1,485)
Singapore	10,575	(1,519)
Total Income Tax Expense	$10,575	$(3,004)

The income tax provision differs from the amount of tax determined by applying the federal statutory rate on account of the following items:

●	Brought forward losses
●	Unabsorbed Depreciation
●	Interest on TDS

The components of deferred tax assets and liabilities are as follows:

	3/31/2016	3/31/2015
Deferred tax asset arising from tax effect of :
Carry forward Losses and Unabsorbed Depreciation	$21,173	$12,862
Less: Valuation allowance	3,103	1,525
Total deferred tax asset (non-current)	$18,070	$11,337

Total deferred tax liability	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income taxes.

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As of March 31, 2016 and 2015, based upon the levels of historical taxable income and the limited experience of the Company, the Company believes that it is more-likely-than-not that it will not be able to realize the benefits of some or all of these deductible differences. Accordingly, a valuation allowance of approximately $3,103 and $1,525 has been provided in the accompanying financial statements as of March 31, 2016 and 2015, respectively.

Since Duo does not have any undistributed earnings, the Company has not recorded a deferred tax liability associated with the foreign earnings as of March 31, 2016 and 2015. However, to deferred tax asset has been recorded associated with Unabsorbed Business Losses and Depreciation.

The Company is not subject to any foreign income taxes for the years ended March 31, 2016 and 2015. The Company may be subject to examination by the Internal Revenue Service (“IRS”) and state taxing authorities for 2016 and 2015 tax years.

F-16

Note 16 - Equity

(A)	Common Stock

As at March 31, 2016, the Company has 90,000,000 authorized common shares having a par value of $0.001. The ordinary shares have been designated with the following rights:

●	Voting rights: Common shareholders can attend at annual general meeting to cast vote or use a proxy.

●	Right to elect board of directors: Common shareholders control the Company through their right to elect the company’s board of directors.

●	Right to share income and assets: Common shareholders have the right to share company’s earnings equally on a per-share basis in the form of dividend. Similarly, in the event of liquidation, shareholders have claim on assets that remain after meeting the obligation to accrued taxes, accrued salary and wages, creditors including bondholders (if any) and preferred shareholders. Thus, common shareholders are residual claimants of the company’s income and assets.

During the year ended March 31, 2016, the Company issued 3,460,000 shares of restricted common stock at $0.10 per share to Global Equity Partners Plc. for services received as per the consultancy agreement.

(B)	Preferred Stock

As at March 31, 2016, the Company has 10,000,000 authorized series “A” preferred shares having a par value of $0.001 per share.

The preferred shares have been designated with the following conversion rights:

●	One preferred share will convert into ten (10) common shares no earlier than 24 months and 1 day after the issuance.

During the year ended March 31, 2016, the Company issued 500,000 shares of series “A” preferred stock at par to Global Equity Partners Plc. for services received as per the consultancy agreement.

Note 17- Commitments and Contingencies

The Company consults with legal counsel on matters related to litigation and other experts both within and outside the Company with respect to matters in the ordinary course of business. The Company does not have any contingent liabilities in respect of legal claims arising in the ordinary course of business.

Duo entered into a lease commitment for its Sri Lanka office amounting to $164,107 with Happy Building Management Company for a period of 3 years. Duo entered into another lease commitment for its Indian office amounting to $1,229 on April 1, 2015 with Regus Office Center Services Pvt. Limited for a period of one year.

Guarantee provided by the company existed on the balance sheet date are as follows:

Date	Description	Amount
09/23/2011	Performance Bond for BOC Tender	$10,534
10/31/2011	Advance payment Bond for BOC Tender	2,107
10/09/2012	Guarantee for CEB	351
05/15/2013	Guarantee for Lanka Clear	2,213
08/10/2015	Guarantee for LOLC	1,683
07/31/2014	Guarantee for SLT	596
		$17,484

F-17

Note 18 - Subsequent Events

Board of directors decided to raise equity by way of a second private placement (PPM) for its expansion in the United States. As a result, the Company issued following securities to PPM 2 investors:

●	On April 22, 2016, the Company issued 188,000 shares of restricted common stock valued at a value of $0.75 per share to Ali Akbar Salehbhai on receipt of $141,000.
●	On April 22, 2016, the Company issued 13,334 shares of restricted common stock valued at a value of $0.75 per share to Murtaza Gandhi on receipt of $10,000.

No subsequent events were identified as of June 24, 2016 other than those disclosed above.

Note 19 - General

Figures have been rounded off to the nearest dollar and the comparative figures have been re-arranged / reclassified, wherever necessary, to facilitate comparison.

F-18

PROSPECTUS

_______________ Shares of Common Stock

DUO WORLD, INC.

__________, 2016

[page break as this is end of prospectus]

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We are bearing all expenses in connection with this registration statement other than sales commissions. Estimated expenses payable by us in connection with the registration and distribution of the common stock registered hereby are as follows:

SEC Registration Fee*	$
Printing Expenses*	$
Legal Fees and Expenses*	$
Accounting Fees and Expenses*	$
Blue Sky Fees and Expenses*	$
Transfer Agent Fees and Expenses*	$
Miscellaneous Expenses*	$

Total*	$

* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Liability of Directors and Officers

Article 9 of the Company’s amended Articles of Incorporation provides that our directors and officers shall not be personally liable to the Company or our shareholders for damages for breach of fiduciary duty. However, Article 9 does not eliminate or limit a director or officer for (i) acts or omissions which involve intentional misconduct or a knowing violation of law, or (ii) the unlawful payment of dividends.

Indemnification of Directors and Officers.

Article VII, Section 7 of the Company’s Bylaws provide that the Company shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the laws of Nevada. Article 10 of our amended Articles of Incorporation provides indemnification for our officers, directors, employees and agents in accordance with the Nevada Revised Statutes.

The Nevada Revised Statutes allow us to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with the action, suit or proceeding, if such person acted in good faith and in a manner, which such person reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, such person had reasonable cause to believe that the conduct was unlawful.

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NRS 78.751 of the Nevada Revised Statutes allows a corporation to authorize discretionary indemnification under certain circumstances. A corporation shall have discretion to indemnify only as authorized in the specific case upon a determination made (i) by the shareholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

ITEM 15. SALES OF UNREGISTERED SECURITIES

Recent Issuances of Unregistered Securities

Since our incorporation on September 19, 2014, we have issued the following securities without registration under the Securities Act of 1933:

In 2014, we issued the following shares of our common and preferred stock to the following persons for the consideration indicated below:

Name of Shareholder	Number of Shares Issued	Aggregate Consideration
Muhunthan Canagasooryam 12 Palm Grove, Colombo 03, Sri Lanka	28,000,000 Common Stock	$ 140,000 As consideration for sale of Duo Software (Pvt.) Limited to the Company
	5,000,000 Preferred Stock	$ 5,000 As additional consideration for sale of Duo Software (Pvt.) Limited to the Company

Koshala Nishaharan 27B Trimble Avenue Ermington NSW 2115 New South Wales, Australia.	2,000,000 Common Stock	$ 10,000 As consideration for sale of Duo Software (Pte.) Limited to the Company

Sub-Total: 30,000,000 shares of common stock and 5,000,000 shares of Series “A” Preferred Stock outstanding after these issuances.

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In March 2015, we issued the following shares of our common and preferred stock to the following persons for the consideration indicated below:

Name of Shareholder	Number of Shares Issued	Aggregate Consideration
Spearfish Capital Group Limited 14A Cambridge Terrace Colombo 07, Sri Lanka	3,600,000 Common Stock		$18,000.00

Global Equity Partners Plc. Office 3305, X3 Jumeirah Bay Tower, JLT Dubai, UAE	3,460,000 Common Stock		$865,000.00
	136,600 Preferred Stock	$	For consulting services 136.60

Nader Kasim 3 Lucinda Court Edison, New Jersey 08820	240,000 Common Stock		$60,000.00

Ronya Kasim 3 Lucinda Court Edison, New Jersey 08820	200,000 Common Stock		$50,000,00

Harry James Siburn 710 Warren Street Westfield, New Jersey 07090	40,000 Common Stock		$10,000.00

Magnus Harald Johnson 2203 Hanoven Avenue Richmond, Virginia 23220	10,000 Common Stock		$2,500.00

Fabrizio Fasulo 420 Strawberry Street Richmond, Virginia 23220	10,000 Common Stock		$2,500.00

Giles Anthony Wynn Watkins 155 King Henry’s Road Primrose Hill London, NW3 3RD United Kingdom	10,000 Common Stock		$2,500.00

Mohottallage Nihal Ranasinghe No. 772/1, Pelawatta, Battaramulla Sri Jayawardenepura Kotte Sri Lanka	10,000 Common Stock		$2,500.00

Giovanni Failla 9204 Wyattwood Road Mechanicsville, Virginia 23116	10,000 Common Stock		$2,500.00

Ramesh Khubo Ramchandani 4A Robin Lane Singapore 258234 Tanglin, Singapore	10,000 Common Stock		$2,500.00

Ranjiv Ramesh Ramchandani Unit 1404, 101 Buthgamura Road Rajagiriya Sri Jayawardenepura Kotte Sri Lanka	100,000 Common Stock		$25,000.00

Muthaza Anverally Akberally 21 Edward Lane, Colombo 03 Colombo, Sri Lanka	50,000 Common Stock		$12,500.00

Jayantha Sisira Kumara Watagedara Arachchige 48/83 Samagi Uyana Pubudu MW, Mattegoda Polgasowita, Sri Lanka	10,000 Common Stock		$2,500.00

Aliasgar Salehbhai 15/1 Duplication Road Colombo 05 Colombo, Sri Lanka	200,000 Common Stock		$50,000.00

Aravinda Jayalath Jayalath Thanthirige No. 14 Thotagamuwe Estate Palapathwela Matale, Sri Lanka	10,000 Common Stock		$2,500.00

65

Sharanya Lahiru Amerasinghe 11/2 Visaka Road Mount Lavinia Dehiwala – Mount Lavinia, Sri Lanka	10,000 Common Stock	$2,500.00

Mudihanselage Krishan Wijesinghe 532/3C Siri Kotha Lane Colombo 3 Colombo, Sri Lanka	10,000 Common Stock	$2,500.00

Imosh Madushanka Dewapura 198/4C Rathmaldeniya Temple Road Arawwala Pannipitiya, Sri Lanka	10,000 Common Stock	$2,500.00

Manju Laxman Vaswani 23 Wylie Path, Wylie Court A3A Ho Man Tin Kowloon, Hong Kong	40,000 Common Stock	$10,000.00

Vinay Laxman Vaswani 23 Wylie Path, Wylie Court A3A Ho Man Tin Kowloon, Hong Kong	20,000 Common Stock	$5,000.00

Sub-Total: 38,060,000 shares of common stock and 5,500,000 shares of Series “A” Preferred Stock outstanding after these issuances.

In April 2016, we issued the following shares of our common stock to the following persons for the consideration indicated below:

Name of Shareholder	Number of Shares Issued	Aggregate Consideration
Ali Akbar Salehbhai 15/1 Duplication Road Colombo 05 Colombo, Sri Lanka	188,000 Common Stock	$141,000.00

Murtaza Ghandi 25223 Sterling Cloud Katy, Texas 77494	13,334 Common Stock	$10,000.50

Global Equity Partners Plc. Office 3305, X3 Jumeirah Bay Tower, JLT Dubai, UAE	46,133 Common Stock	$ 34,500.00 for consulting services

Spearfish Capital Group Limited 14A Cambridge Terrace, Colombo 07, Colombo, Sri Lanka.	240,000 Common Stock	$ 180,000.00 for consulting services

Yenom (Pvt.) Limited 14A Cambridge Terrace, Colombo 07, Colombo, Sri Lanka.	20,000 Common Stock	$ 15,000.00 for consulting services

Total: 38,567,467 shares of common stock and 5,500,000 shares of Series “A” Preferred Stock have been issued without registration under the 33 Act.

The above shares were issued in reliance on the exclusion from the registration requirements of the 33 Act provided by Regulation S or in reliance on the exemptions from registration requirements of the 33 Act provided Section 4(a)(2) of the 1933 Act or by Rule 506 of Regulation D promulgated thereunder, as the issuance of the stock did not involve a public offering of securities.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description

3(i).1*	Articles of Incorporation of Duo World, Inc. filed September 19, 2014, with the Secretary of State of Nevada.

3(i).2*	Certificate of Amendment to the Articles of Incorporation of Duo World, Inc. approved by the Secretary of State of Nevada.

3(ii)*	By-Laws of Duo World, Inc.

4.1* *	Duo World, Inc. Certificate of Common Stock (Specimen).

4.2*	Certificate of Designation of Series “A” Preferred Stock approved by the Secretary of State of Nevada.

5.1* *	Opinion of David E. Wise, Esq., Attorney at Law.

10.1*	Amended and Restated Purchase Agreement, dated December 3, 2014, between Duo World, Inc. and Muhunthan Canagasooryam for the acquisition of Duo Software (Pvt.) Limited, a Sri Lankan company, by Duo Software, Inc. from Mr. Canagasooryam.

10.2*	Amended and Restated Purchase Agreement, dated December 3, 2014, between Duo Software, Inc. and Koshala Nishaharan for the acquisition of Duo Software (Pte.) Limited, a Singaporean company, by Duo Software, Inc. from Koshala Nishaharan.

14* *	Code of Business Conduct and Ethics.

21*	Subsidiaries.

23.1* *	Consent of David E. Wise, Esq. (contained in Exhibit 5.1).

23.2* *	Consent of Manohar Chowdhry & Associates, Chartered Accountants.

*Previously filed .

* * Filed herewith.

The exhibits are not part of the prospectus and will not be distributed with the prospectus, unless requested by the selling shareholders.

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ITEM 17. UNDERTAKINGS

We hereby undertake the following:

1.	Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

2.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

3.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

4.	File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

5.	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colombo, Sri Lanka, on the 28th day of June, 2016.

Duo World, Inc.

By:	/s/ Muhunthan Canagasooryam
Muhunthan Canagasooryam
President and
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Muhunthan Canagasooryam	President	June 28, 2016
Muhunthan Canagasooryam	(principal executive officer) and Director

POWER OF ATTORNEY

The undersigned directors and officers of Duo World, Inc. hereby constitute and appoint Muhunthan Canagasooryam and Suzannah Jennifer Samuel Perera, and each of them, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Muhunthan Canagasooryam	President and Director	June 28, 2016
Muhunthan Canagasooryam

/s/ Suzannah Jennifer Samuel Perera	Chief Financial Officer, Secretary,	June 28, 2016
Suzannah Jennifer Samuel Perera	Treasurer and Director

/s/ Mahmud R. Ameen	Director	June 28, 2016
Mahmud R. Ameen

69

INDEX TO EXHIBITS

Exhibit No.	Description

70